    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2000

                                                      REGISTRATION NO. 333-56941

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                       POST-EFFECTIVE AMENDMENT NO. 4 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                         AMERICAN DENTAL PARTNERS, INC.
             (Exact name of Registrant as specified in its charter)

                               ----------------

DELAWARE                                                           8099                      04-3297858
(STATE OR OTHER JURISDICTION OF                       (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                        CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                         301 Edgewater Place, Suite 320
                         WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 224-0880
                              (781) 224-4216 (FAX)
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               Gregory A. Serrao
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         301 EDGEWATER PLACE, SUITE 320
                         WAKEFIELD, MASSACHUSETTS 01880
                      (781) 224-0880; (781) 224-4216 (FAX)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              Gary A. Wadman, Esq.
                             BAKER & HOSTETLER LLP
                              65 EAST STATE STREET
                              COLUMBUS, OHIO 43215
                      (614) 228-1541; (614) 462-2616 (FAX)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:   From time to
time after this Post-Effective Amendment No. 4 to the Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                     SUBJECT TO COMPLETION, APRIL 17, 2000
                         AMERICAN DENTAL PARTNERS, INC.
                         750,000 SHARES OF COMMON STOCK

                                      AND

                   $25,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                         SUBORDINATED PROMISSORY NOTES


     We may use this prospectus to offer and sell up to 750,000 shares of our Common Stock and up to $25,000,000 of Subordinated Promissory Notes at various times in connection with future business combinations and affiliation transactions involving our company or its subsidiaries. The Common Stock and the Subordinated Promissory Notes covered by this prospectus may be issued in connection with:

  . mergers, consolidations, recapitalizations or similar plans of acquisitions;

  .  purchases of some or all of the assets of businesses;

  . exchanges for the outstanding securities, obligations or other interests of businesses; or

  .  affiliation transactions.

     We expect that the specific terms of each business combination or affiliation transaction in which Common Stock or Subordinated Promissory Notes will be issued will be negotiated with the owners or other controlling persons of the businesses involved. Generally, the securities covered by this prospectus that are issued in a business combination or affiliation transaction will be valued:

  . at a price based on their market value at the time the business combination or affiliation transaction is agreed upon or at the time they are delivered;

  . at a price based on average market prices for periods ending at or near these times; or

  .  on such other basis as the parties may agree.

     We do not expect that underwriting discounts or commissions will be paid in connection with the issuances of securities under this prospectus. However, brokers' commissions or finders' fees may be paid at various times in connection with specific business combinations or affiliation transactions. Any person receiving these fees may be deemed an underwriter within the meaning of the Securities Act of 1933, and any profit on the resale of Common Stock or Subordinated Promissory Notes purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Our Common Stock trades on the Nasdaq National Market under the symbol "ADPI." On April 11, 2000, the last reported sale price of our Common Stock was $7.25 per share.

INVESTING IN THE COMMON STOCK AND THE SUBORDINATED PROMISSORY NOTES ISSUED UNDER THIS PROSPECTUS INVOLVES RISK. BEFORE MAKING ANY INVESTMENT IN OUR COMPANY, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this prospectus is            , 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      WHERE YOU CAN FIND MORE INFORMATION


   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy (upon the payment of fees prescribed by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C., (450 Fifth Street, N.W. 20549), New York, New York (7 World Trade Center, Suite 1300 10048), and Chicago, Illinois (500 West Madison Street, Suite 1400 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov. We also maintain a web site at http://www.amdpi.com.

   This prospectus is part of a registration statement (on Form S-4) that we have filed with the SEC relating to the Common Stock and the Subordinated Promissory Notes offered by this prospectus. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement and its accompanying exhibits and schedules which we have also filed with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our Common Stock and our Subordinated Promissory Notes. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or through its EDGAR database on the Internet.

   Our Common Stock is traded on the Nasdaq National Market. Periodic reports, proxy materials and other information concerning us, when filed, may be inspected at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

   American Dental Partners, Inc.
   301 Edgewater Place, Suite 320
   Wakefield, Massachusetts 01880
   (781) 224-0880
   Attention: Investor Relations

   TO ENSURE TIMELY DELIVERY OF THESE MATERIALS, YOU SHOULD MAKE ANY REQUEST NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.


                           FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project," "estimate," "forecast" and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statements were made. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others, our risks associated with our acquisition and affiliation strategy, management of rapid growth, dependence upon affiliated dental groups, dependence upon service agreements and government regulation of the dental industry. Additional risks, uncertainties and other factors are set forth in the "Risk Factors" section of this prospectus.

                               PROSPECTUS SUMMARY

   This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. The terms "we," "us" and "our" as used in this prospectus refer to "American Dental Partners, Inc.", its management service organization ("MSO") subsidiaries and its wholly owned subsidiaries, Orthocare, Ltd. and American Dental Professional Services, Inc., as a consolidated entity, except where it is made clear that such term means only the parent company . The term ''PC'' means the dental professional corporation or other professional entity formed by the dentists of the affiliating dental group. We do not own or control the PCs and, accordingly, do not consolidate the financial statements of the PCs with ours.

OUR COMPANY

   American Dental Partners, Inc. is a leading provider of business services to multi-disciplinary dental groups in selected markets throughout the United States. We seek to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance.

OUR ADDRESS

   Our principal executive offices are located at 301 Edgewater Place, Suite 320, Wakefield, Massachusetts 01880. Our telephone number at that location is
(781) 224-0880.

OUR INDUSTRY

   The market for dental care is large, growing and highly fragmented. Based on United States Health Care Financing Administration statistics, estimated expenditures for dental care were approximately $53.8 billion in 1998 and will reach approximately $93.1 billion by 2008, representing a compound annual growth rate of approximately 6%. We believe that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to:

(i)    Increased prevalence of dental benefits offered by employers;
(ii) increased availability and use of dental insurance, including preferred provider organization ("PPO") plans and, to a lesser extent, capitated managed care plans;
(iii)  increased demand for dental care from an aging population; and
(iv)   increased demand for cosmetic and preventative procedures.

   We believe that this growth will benefit not only dentists, but companies that provide services to the dental care industry. However, the failure of any of the foregoing factors to materialize could offset increases in demand for dental care, and any such increases may not correlate with growth in our business.

   Unlike many other sectors of the health care services industry, the dental care profession remains highly fragmented. Although dental care is typically offered by solo practitioners, the trend towards group practice is growing. According to the American Dental Association ("ADA"), in 1996, 12% of the approximately 152,000 dentists in the United States were practicing in groups of three or more, up from 4% in 1991. We believe this trend towards the delivery of dental care in a group practice setting will continue.

   Most dental care performed in the United States is categorized as general dentistry. According to the ADA, in 1996, general dentistry was estimated to represent approximately 79% of all dental services performed in the United States. General dentistry includes preventative care, diagnosis and treatment planning, as well as procedures such as fillings, crowns, bridges, dentures and extractions. Specialty dentistry, which includes orthodontics, periodontics, endodontics, prosthodontics and pediatric dentistry, represented the remaining 21% of dental care services.

   Historically, dental care was not covered by insurers and consequently was paid for by patients on a fee-for-service basis. An increasing number of employers have responded to the desire of employees for enhanced benefits by providing coverage from third party payors for dental care. These third party payors offer indemnity insurance, PPO plans and capitated managed care plans. Under an indemnity insurance plan, the dental provider charges a fee for each service provided to the insured patient, which is typically the same as that charged to a patient not covered by any type of dental insurance. We categorize indemnity insurance plans as fee-for-service plans. Under a PPO plan, the dentist charges a discounted fee for each service provided based on a schedule negotiated with the PPO. Under a capitated managed care plan, the dentist receives a fixed monthly fee from the managed care organization for each member covered under the plan who selects that dentist as his or her provider. Capitated managed care plans also typically require a co-payment by the patient.

   The National Association of Dental Plans ("NADP") estimated that approximately 147 million people, or approximately 55% of the population of the United States, were covered by some form of dental care plan in 1997. This compares with approximately 117 million people, or approximately 46% of the population of the United States, in 1995 and approximately 96 million people, or approximately 41% of the population of the United States, in 1990. Of the 147 million people with coverage, approximately 65% were covered by indemnity insurance, approximately 18% were covered by capitated managed care plans and approximately 17% were covered by PPO plans. The remaining approximately 120 million people, or approximately 45% of the population of the United States in 1997, did not have dental benefit coverage. We believe that the number of people with dental benefits will continue to increase and that the majority of this growth will be in PPO plans. For instance, according to the NADP, the number of people covered by PPO plans increased from 11.7 million in 1994 to 24.5 million in 1997, representing a 28% compound annual growth rate.

   We believe that the increased complexity of managing and operating dental practices, as a result of the growth of both the group practice delivery model and the prevalence of dental insurance plans, has led dental groups to begin to affiliate with entities such as us that:

(i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry;
(ii) provide information and operating systems that are required to effectively manage in an increasingly complex reimbursement environment;
(iii) assist with dental benefit provider contracting;
(iv) realize economies of scale in purchasing and provide access to capital; and
(v)   provide dentists the opportunity to realize value for their practices.


OUR AFFILIATION MODEL

   We believe that dental care is an important part of an individual's overall health care. Because the practitioner is best qualified to manage the clinical aspects of dentistry, the provision of dental care must be centered around the dentist. However, current market trends in health care are increasing the complexity of operating a dental practice. Consequently, dentists are affiliating with business partners who can manage the non-clinical aspects of dentistry and provide the business skills that can improve practice operating performance.

   We believe that, similar to other sectors of the health care delivery system, the delivery of dental care is fundamentally a local business. Therefore, we operate our business in a decentralized manner, and each affiliated dental group maintains its local identity and operating philosophy. In each affiliation, we strive to maintain the local culture of the affiliated group, and we encourage it to retain the name of the practice, continue its presence in community events, maintain its relationship with patients and local dental benefit providers and, to the extent possible, maintain the existing management organization.

   Our affiliation model is designed to create a partnership in management between the affiliated dental group and us that allows each party to maximize its strengths and retain its autonomy. Under our affiliation model, the affiliated dental group continues to own its practice and has sole purview over the clinical aspects of the practice while we manage the business aspects of the practice. This affiliation model is consistent across groups and, even where permitted by law, we do not employ practicing dentists.

   We believe that the core values of a business partnership are shared governance and shared financial objectives and have structured our affiliation model to achieve these goals. Shared governance is achieved by the formation of a joint policy board for each affiliated dental group which is comprised of an equal number of representatives from the affiliated dental group and us. Together, members of the joint policy board develop strategies and decide on major business initiatives for the practice. Shared financial objectives are achieved through the joint implementation of a budgeting process that establishes the financial performance standards for the dental practice.

OUR STRATEGY

   Our objective is to be the leading business partner to dental groups in the United States. In order to achieve this objective, our business strategy is to:

     Expand into carefully selected markets.  We focus on markets that:

     (i)    offer the opportunity to gain market share leadership;
     (ii)   have a prevalence of dental group practices;
     (iii)  have favorable demographics and projected economic growth; and
     (iv)   have access to dental schools.

     To date, we have identified approximately 125 markets that currently meet our market selection criteria.

     Affiliate with leading dental groups.   In entering a new market, we seek
  to affiliate with a leading dental group in that market as a platform for expansion. A "platform" dental group is one which has a reputation for quality care, provides a comprehensive range of dental services, has a significant market presence and has a proven record of financial performance.

     Increase market penetration.   We assist our affiliated dental groups to
  achieve market share leadership. After affiliating with a leading dental group, we seek to increase market share by assisting the affiliate in recruiting new general and specialty dentists, expanding its patient base and opening new facilities. Additionally, we may affiliate with other dental practices or with specialty practices that complement the platform dental group.

     Add value to each affiliated dental group.   We support our affiliated
  dental groups with a broad range of services designed to enhance their practice revenue, improve operating efficiencies and expand operating margins. We share the best practices of each of our affiliated dental groups and assist each affiliate with an analysis of its revenue and payor mix, capacity, utilization, staffing, scheduling and productivity. We also provide our affiliates assistance with information systems, budgeting, financial reporting, facilities management, dental benefit provider contracting, supplies and equipment procurement, quality assurance initiatives, organization development and structure, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

     Focus on quality care.   We pursue various initiatives to help our
  affiliates provide the highest quality of care and service. Our goal is to have each affiliated dental group become accredited by the Accreditation Association of Ambulatory Health Care, Inc. ("AAAHC"). Through our National Professional Advisory Forum, we provide our affiliated dental groups with the opportunity to share clinical knowledge and best clinical practices. We also implement comprehensive patient satisfaction surveys administered by independent third parties. We believe that our focus on quality care enhances:

     (i)    our affiliates' relationships with patients;
     (ii)   our affiliates' ability to recruit dentists;
     (iii)  our ability to attract new dental groups as affiliates; and
     (iv)   our affiliates' attractiveness to dental benefit providers.


                                  THE OFFERING

Common Stock offered....... We are offering 750,000 shares of Common Stock to be issued in connection with the acquisition of businesses, properties or securities in acquisition and affiliation transactions. Through March 31, 2000, we have issued 70,122 shares of Common Stock under this prospectus and 679,878 shares remain available for future issuance.

Subordinated Promissory
  Notes offered............ We are offering $25,000,000 aggregate principal amount of Subordinated Promissory Notes to be issued in connection with our acquisition of businesses, properties or securities in acquisition and affiliation transactions. Through March 31, 2000, we have issued $3,473,500 aggregate principal amount of notes and $21,526,500 of notes remain available for future issuance.

Terms of acquisitions
  and affiliations......    We expect that the terms upon which we may issue
                            Common Stock and Subordinated Promissory Notes under this prospectus in acquisition and affiliation transactions, including the rates of interest for the Subordinated Promissory Notes, will be determined through negotiations with the security holders or principal owners of the businesses whose securities or assets we are acquiring. We expect that the Common Stock issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. The Subordinated
                            Promissory Notes will be unsecured debt obligations, subordinated to all senior indebtedness, which is generally our bank debt, payable over seven years and on parity with all currently outstanding
                            Subordinated Promissory Notes and any that may be issued in the future. In addition, if you are an affiliate of a business we acquire or affiliate with, there will be limitations on how many shares you can sell under SEC rules.

Transfer of Common Stock... If you acquire shares of Common Stock in transactions pursuant to this prospectus, we may require you to hold all or some portion of the Common Stock for some period of time.

Transfer of Subordinated
   Promissory Notes........ If you acquire Subordinated Promissory Notes in acquisition and affiliation transactions pursuant to this prospectus, you should be aware that presently there is no market for the Subordinated Promissory Notes, and it is not anticipated that a market for the Subordinated Promissory Notes will develop. In addition, the acquisition agreements for the applicable acquisition and affiliation transactions will contain certain restrictions with respect to your transfer of the Subordinated Notes.

Common Stock outstanding... As of March 31, 2000, there are 7,099,084 shares of
                            Common Stock outstanding (1)

Nasdaq National
   Market symbol........... Our Common Stock is traded on the Nasdaq
                            National Market under the symbol "ADPI."
----------------------
(1) Does not include shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to our stock option plans.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
         (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND STATISTICAL DATA)

  We are providing the following summary financial information to aid you in your analysis of our financial results and condition. This information is only a summary and you should read it in conjunction with our historical and consolidated financial statements and the related notes, beginning on page F-1, and the information under "Our Company," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                     Years Ended December 31,
                                                                               -------------------------------------
                                                                                 1996      1997     1998      1999
                                                                               -------   -------   -------  --------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue.................................................................   $ 3,933   $53,270   $84,090  $117,352
                                                                               -------   -------   -------  --------

Operating expenses:
  Salaries and benefits.....................................................    2,098     28,438    43,190    57,417
  Lab fees and dental supplies..............................................      534      6,435    10,796    15,866
  Office occupancy..........................................................      389      4,814     7,635    11,321
  Other operating expenses..................................................      773      6,264     6,840     9,235
  General corporate expenses................................................    2,395      3,337     3,951     4,814
  Depreciation..............................................................      177      1,580     2,495     3,642
  Amortization of intangible assets.........................................       48        645     1,732     2,579
                                                                               -------   -------   -------  --------
    Total operating expenses................................................     6,414    51,513    76,639   104,874
                                                                               -------   -------   -------  --------
Earnings (loss) from operations.............................................    (2,481)    1,757     7,451    12,478
  Interest expense (income), net............................................       (38)      563     1,085     1,877
                                                                               -------   -------   -------  --------
Earnings (loss) before income taxes........................................     (2,443)    1,194     6,366    10,601
  Income taxes.............................................................          -       124     2,480     4,588
                                                                               -------   -------   -------  --------
  Net earnings (loss)......................................................    $(2,443)  $ 1,070   $ 3,886  $  6,013
                                                                               =======   =======   =======  ========

Net earnings (loss) per common share (1):
  Basic....................................................................    $ (3.45)  $ (0.05)  $  0.59  $   0.80
  Diluted..................................................................    $ (3.45)  $ (0.05)  $  0.54  $   0.78
Weighted average common shares outstanding (1):
  Basic....................................................................        768     2,273     5,907     7,513
  Diluted..................................................................        768     2,273     6,867     7,745
Ratio of earnings to fixed charges (2): ...................................        N/A       2.4       5.5       5.8

                                                                                          December 31,
                                                                               -----------------------------------
                                                                                1996     1997     1998      1999
                                                                               -------  ------  --------  --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................................................  $ 5,836   4,675  $ 2,091   $    226
Working capital..............................................................    3,189     759   (2,725)        22
Total assets.................................................................   25,294  47,959   70,535    107,901
Long-term debt, excluding current maturities.................................    3,063  21,253    9,980     40,249
Redeemable and convertible preferred stock...................................   15,105  16,297        -          -
Total stockholders' equity...................................................      164     909   48,305     52,229

STATISTICAL DATA (END OF PERIOD):
Number of states.............................................................        3       5        8         12
Number of dental facilities..................................................       42      77      103        134
Number of operatories (3)....................................................      331     566      830      1,193
Number of affiliated dentists (4)............................................      128     171      231        324

-----------------------------
(1) Net earnings (loss) per common share are computed on the basis described in Notes 2 and 12 to our Consolidated Financial Statements.
(2) The ratio of earnings to fixed charges are computed by dividing our fixed charges into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt expenses and the portion of non-reimbursed rental expense estimated to be represenative of the interest factor (approximately 1/3 of non-reimbursed rental expense). Fixed charges ordinarily do not include any provision for principal repayment. For the year ended December 31, 1996, our earnings before income taxes plus fixed charges were insufficient to cover fixed charges by approximately $2.4 million.
(3) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.
(4) Includes full-time general dentists employed by the PCs and full-time specialists, some of whom are independent contractors to the PCs.

                                  RISK FACTORS


LIMITED OPERATING HISTORY

   We were formed in December 1995. We began providing business services to multi-disciplinary dental groups in November 1996 when we completed the affiliation with our first dental group. We had an operating loss in 1996. Although we were profitable in 1997, 1998 and 1999, there can be no assurance that we will be able to sustain profitable operations.


AFFILIATION STRATEGY RISKS

   Our strategy includes expansion through affiliations with leading dental groups in new and existing markets and the expansion of such affiliated practices. Affiliations involve numerous risks, including failure to retain key personnel and contracts of the affiliated practices and the inability to integrate businesses without material disruption. In addition, we compete with other companies that provide business services to dentists, some of which may have greater financial resources and a longer operating history than us. There can be no assurance that any future affiliations will be successfully integrated into our operations, that competition for affiliations will not intensify or that we will be able to complete such affiliations on acceptable terms and conditions. In addition, the costs of unsuccessful affiliation efforts may adversely affect our business, financial condition or results of operations.

   We devote substantial time and resources to affiliation-related activities. Identifying appropriate affiliation candidates and negotiating and consummating affiliations with dental groups can be a lengthy, complex and costly process. The success of our affiliation strategy will depend on a number of factors, including our ability to identify and affiliate with quality dental groups in suitable markets and regulatory constraints. There can be no assurance that our affiliation strategy will be successful or that modifications to our strategy will not be required.


RISKS RELATED TO RAPID GROWTH

   We are experiencing rapid growth as a result of our dental group affiliations. This growth has placed, and will continue to place, significant demands upon our management, operations and systems. Our ability to manage our growth effectively will depend upon our ability to hire, train and assimilate additional management and other employees and our ability to expand, improve and effectively use our accounting and finance, management and operating systems in order to accommodate our expanded operations. A failure by management to anticipate, implement and manage effectively the changes required to sustain our growth could have a material adverse effect on our business, financial condition and results of operations.


DEPENDENCE UPON AFFILIATED DENTAL GROUPS

   Our revenue depends on revenue generated by dental groups with which we affiliate. We do not employ dentists or control the clinical practices of the dental groups with which we affiliate. There can be no assurance that dental groups with which we affiliate will maintain successful dental groups or that any of the key members of a particular dental group will continue practicing with that group. A shortage of available dentists could have a material adverse effect on our expansion opportunities. To the extent permitted by state law, each PC has entered into non-competition agreements and other restrictive covenants with the dentists employed by the PC. There can be no assurance that these restrictive covenants are or will be sufficient to protect our interests or the PC or that a court would enforce such agreements. Any material loss of revenue by the affiliated dental groups, whether through the loss of existing dentists, the inability to attract new dentists or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE UPON SERVICE AGREEMENTS

   We are dependent upon the service agreements we have entered into with each of our affiliated PCs for substantially all of our operating revenue. Under the service agreements, we are responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. We pay all expenses incurred for these services. We are reimbursed for these expenses and also receive fees for providing business services. Under certain service agreements, our service fee consists of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of the dental facilities. Under certain service agreements, our service fees consist of a fixed monthly fee and an additional variable fee. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to us in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. Under certain service agreements, our service fee consists entirely of a fixed monthly fee. The fixed monthly fees are determined by agreement of us and the affiliated dental group in a formal budgeting process. Additionally, our net revenue includes amounts from dental benefit providers related to the arrangement of the provision of care to patients.

   Revenue generated from service agreements with two of our affiliated dental groups, Park Dental and Northpark Dental Group (formerly Smileage Dental Care, Inc.), represented approximately 41% and 12%, respectively, of our consolidated net revenue for the year ended December 31, 1998 and approximately 34% and 10%, respectively, of our consolidated net revenue for the year ended December 31, 1999. The termination of either of these service agreements could have a material adverse effect on our business, financial condition and results of operations.

   Any material loss in revenue by one or more PCs would have a material adverse effect on their ability to reimburse us for expenses and to pay service fees. The failure to receive such amounts could have a material adverse effect on our business, financial condition and results of operations. Furthermore, in the event of a breach of a service agreement by a PC, there can be no assurance that the remedies available to us under the service agreements will be enforceable or will be adequate to compensate us for our damages resulting from such breach.


GOVERNMENT REGULATION

   The dental industry and dental practices are highly regulated at the state and federal levels. The laws of many states, including states where we operate and anticipate operating, prohibit entities not wholly owned or controlled by dentists from practicing dentistry (which in some states includes owning, managing or controlling the assets, equipment or offices used in a dental practice), employing dentists and, in some circumstances, dental assistants and dental hygienists, or exercising control over the provision of dental services. These laws also often regulate the content of advertisements of dental services. We and our affiliated dental groups are also subject to state and/or federal licensure, fraud and abuse, anti-kickback, false claims, fee splitting, self-referral, antitrust and safety and health laws and regulations. At the state level, many of these laws and regulations vary widely. In addition, these laws and regulations are enforced by federal and state regulatory authorities with broad discretion. We do not, and do not intend to, control the practice of dentistry by the affiliated dental groups or their compliance with the regulatory requirements directly applicable to dentists or the practice of dentistry. However, there can be no assurance that any review of our business relationships, including our relationship with affiliated dental groups, by courts or other regulatory authorities, will not result in determinations that could have a material adverse effect on our operations, or that the laws and regulatory environment will not change to restrict or limit the enforceability of our service agreements. The laws and regulations of some states in which we may seek to expand may require us to change our contractual relationships with dental groups in a manner that may restrict our operations in those states or may prevent us from affiliating with dental groups or providing comprehensive business services to dental groups in those states. To the extent that we or any affiliated dental group contracts with third party payors, including self-insured plans, on a capitated or other basis which causes us or such affiliated dental groups to assume a portion of the financial risk of providing dental care, we or such affiliated dental groups may become subject to state insurance laws, in which case we may be required to change the method of payment from third party payors or seek appropriate licensure. Any regulation of us or our affiliated dental groups under insurance laws could have a material adverse effect on our business, financial condition and results of operations. See "Business--Government Regulation."

NEED FOR ADDITIONAL FINANCING

   Our ability to execute our business strategy depends to a significant degree on our ability to obtain substantial capital to finance future affiliations. To date, we have obtained financing through sales of equity securities and through our $50 million revolving credit facility. We have historically used a combination of cash, Common Stock and Subordinated Notes as consideration in affiliations with dental practices and intend to continue this practice. However, our ability to use our Common Stock and Subordinated Notes as consideration for future affiliations may be adversely affected if our Common Stock fails to maintain a sufficient market value or if the affiliation candidates are unwilling to accept the Subordinated Notes. Furthermore, while funds are currently available under our revolving credit facility, our ability to draw such funds is subject to certain terms and conditions, and there can be no assurance that we will be able to satisfy such terms and conditions. There can be no assurance that any other financing will be available to us, or if available, that such financing would be available on favorable terms.


SUBORDINATION OF SUBORDINATED NOTES

   The Subordinated Notes will be unsecured debt obligations of us and will at all times remain subordinated to all Senior Indebtedness. The Subordinated Notes will not restrict us from incurring any other indebtedness, some of which may be senior to the Subordinated Notes and secured. Because of such subordination, in the event of our liquidation and dissolution, the holders of the Subordinated Notes may receive less, ratably, than our other creditors. See "Description of Subordinated Notes."

SETOFF AGAINST SUBORDINATED NOTES

   Under the terms of the acquisition agreements to be entered into in connection with the acquisition and affiliation transactions, the Subordinated Notes may be subject to setoff rights in favor of us to secure the indemnification obligations of the securityholders or principal owners of the businesses whose securities or assets are to be acquired. Consequently, the consideration to be received by such securityholders or owners may be reduced. See "Description of Subordinated Notes."

LACK OF MARKET FOR SUBORDINATED NOTES; RESTRICTIONS ON TRANSFER

   At present, there is no market for the Subordinated Notes, and it is not anticipated that a market for the Subordinated Notes will develop in the foreseeable future. In addition, the acquisition agreements for the business combination transactions will contain restrictions with respect to the transfer of the Subordinated Notes. The securityholders or principal owners of the businesses whose securities or assets are to be acquired should be willing and have the financial ability to bear the risk of his or her investment in the Subordinated Notes for an indefinite period of time.

RISKS RELATED TO CAPITATED FEES AND OTHER THIRD PARTY ARRANGEMENTS

   A significant portion of the payments for dental care is paid or reimbursed under insurance programs ("third party payors"). While payor mix varies from market to market, the aggregate payor mix percentage of our affiliated groups for the year ended December 31, 1999 was approximately 44% fee-for-service (which includes indemnity plans), 14% preferred provider organization plans and 42% capitated managed care plans. Third party payors are continually negotiating the prices charged for dental care, with a goal of lowering reimbursement and utilization rates. Third party payors can also deny reimbursement for dental care if they determine that a treatment was not performed in accordance with treatment protocols established by such third party payors or for other reasons. Loss of revenue by our affiliated dental group practices caused by cost containment efforts could have a material adverse effect on our business, financial condition and results of operations.

   Additionally, some third-party payor contracts are capitated arrangements. Under such contracts, which are typically terminable by either party on 30 to 90 days notice, the affiliated dental group receives a capitated payment, calculated on a per member per month basis, to provide care to the covered enrollees and generally receives a co-payment at the time care is provided. Such payment methods shift a portion of the risk of high costs of over-utilization from the third party payors to the affiliated dental groups. To the extent that patients covered by such contracts require more frequent or extensive care than is anticipated, there may be a shortfall between the capitated payments received by the affiliated dental groups and the costs to provide the contracted services. These shortfalls may impact us by the possible reduction in expense reimbursement and service fees from the affiliated dental groups. There can be no assurance that we will be able to negotiate satisfactory third-party payor arrangements on behalf of the affiliated dental groups. Insufficient revenue under capitated contracts or other agreements with third party payors could have a material adverse effect on our business, financial condition and results of operations.

POSSIBLE EXPOSURE TO PROFESSIONAL LIABILITY

   Our affiliated dental groups could be exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damages that could exceed the limits of any applicable insurance coverage. It is possible that such claims could be asserted against us as well as the affiliated dental groups, that a claim brought against an affiliated dental group or dentist could materially increase professional liability insurance premiums of the affiliated dental group, or that fees to us from a dental group could be adversely affected, if damages payable by that practice exceed insurance coverage limits. Our service agreements require that we be named as an additional insured party under the liability insurance policy that each affiliated dental group is required to maintain. In addition, we require each affiliated dental group to indemnify us for actions or omissions related to the delivery of dental care by such affiliated dental group. However, a successful professional liability claim against us or an affiliated dental group could have a material adverse effect on our business, financial condition and results of operations.


FLUCTUATIONS IN OPERATING RESULTS

   Our results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations, seasonal fluctuations in the demand for dental care and competitive factors. Accordingly, quarterly comparisons of our revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


HIGHLY COMPETITIVE MARKET

   The dental services industry is highly competitive. There are a number of competitors specializing in the business of providing comprehensive business services to dental groups and there are other companies with substantial resources that may decide to enter the business of providing business services to dentists and dental groups. In addition, our revenue depends on the success of our affiliated dental groups and those groups face competition from several sources, including solo practitioners and single and multi-disciplinary groups, many of which may have more established practices. See "Business--Competition."


RISKS RELATED TO INTANGIBLE ASSETS

   A significant portion of our total assets are represented by intangible assets, the amount and concentration of which are expected to increase in connection with future acquisitions. In addition, amortization expense associated with these intangible assets will increase in the future as a result of intangibles recorded in connection with affiliations. In the event of any sale or liquidation of us or a portion of our assets, there can be no assurance that the value of our intangible assets will be realized. In addition, we periodically evaluate whether events or circumstances have occurred indicating that any portion of our intangible assets may not be recoverable. If factors indicate that our intangible assets have been impaired, we would be required to reduce the carrying value of such assets. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on our business, financial condition and results of operation.


CONTROL BY EXISTING STOCKHOLDERS

   As of March 31, 2000, Summit Partners and our directors and executive officers beneficially owned approximately 49.2% of our outstanding shares of Common Stock. If this group were to act together, it would have significant voting power with respect to, and may be able to control, the election of our directors and, in general, the determination of the outcome of all corporate actions requiring approval of stockholders, and thus control our business affairs and policies. Such control could also have the effect of delaying or preventing a change in control in us and consequently may adversely affect the market price of our Common Stock. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

   The 750,000 shares of Common Stock issuable pursuant to this Offering generally will be eligible for resale after their issuance as follows: (i) for non-affiliates of the businesses with which we affiliate or acquire, without restriction; and (ii) for affiliates of the businesses with which we affiliate or acquire, subject to compliance with the volume and manner-of-sale restrictions of Rule 145, unless in each case we contractually restrict their resale. We anticipate that the persons acquiring shares of Common Stock in acquisition and affiliation transactions pursuant to this Offering will be contractually required to hold all or some portion of the Common Stock for some period of time.

   We are unable to predict the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of our Common Stock. Some existing stockholders have the right to require us to register their Common Stock from time to time. See "Description of Capital Stock" and "Shares Eligible for Future Sale."


POSSIBLE VOLATILITY OF STOCK PRICE

   Our Common Stock is traded on the Nasdaq National Market; however, there can be no assurance that an active trading market will be sustained. The trading prices of our Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, material announcements by us, governmental regulatory action, general conditions in the health care industry, or other events or factors, many of which are beyond our control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many health care services companies and which have often been unrelated to the operating performance of such companies. Our operating results in the future may be below the expectations of securities analysts and investors. In such event, the price of our Common Stock would likely decline, perhaps substantially.

ANTI-TAKEOVER PROVISIONS

   Provisions of our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") and of Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent our change in control or limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. Among other matters, the Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval, and requires all actions by stockholders to be taken at meetings of stockholders. The By-laws provide for a classified Board of Directors. We are also subject to Section 203 of the Delaware General Corporation Law ("DGCL"), which, subject to some exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

                                  OUR COMPANY

   We were formed in December 1995 and began providing business services to dental groups in November 1996, concurrent with the completion of our first dental group affiliation. From November 1996 through March 31, 2000, we completed 34 affiliation transactions, comprising 19 dental groups in 13 states.

  The following table lists our affiliates and the current number of dental facilities and operatories at March 31, 2000:

                                                      Dental                                                           Affiliation
                   State/Affiliate                  Facilities  Operatories (1)              Market(s)                    Date
--------------------------------------------------- ----------  ---------------  ---------------------------------  ----------------

ALABAMA
  Dental Care of Alabama...........................          2              20   Birmingham and Tuscaloosa          February 1999
ARIZONA
  Associated Dental Care Providers.................         13             136   Phoenix and Tucson                 January 1998
CALIFORNIA
  Dental Associates of Corona, Dental Associates of
    Moreno Valley, Dental Associates of Riverside,
    Dental Associates of Temecula and Riverside
    Dental Group...................................          5              80   Corona, Moreno Valley, Riverside   September 1999
                                                                                   and Temecula
LOUISIANA
  Lakeside Dental Care.............................          2              33   Hammond and Metairie               March 1997
MARYLAND
  Mintz & Pincus Dental Group......................          2              35   Oxon Hill and Waldorf              September 1998
  Hill Dental Group................................          2              27   Columbia                           June 1999
MINNESOTA
  Park Dental......................................         31             256   Minneapolis/St. Paul               November 1996
Orthodontic Care Specialists.......................         20              98   Minneapolis/St. Paul               October 1997
NEW YORK
  Western New York Dental Group....................          4              28   Buffalo                            January 2000
NORTH CAROLINA
  University Dental Associates.....................          1              18   Winston-Salem                      June 1999
OKLAHOMA
  OK Dental........................................          8              68   Oklahoma City and Tulsa            March 1999
PENNSYLVANIA
  Chestnut Hills Dental............................          8              61   Indiana, Johnstown and             May 1997
                                                                                   Pittsburgh
TEXAS
  Longhorn Dental Associates.......................          8              53   Austin, Killeen and San Marcos     December 1996
  TSC Dental Centers...............................          5              43   Houston                            June 1998
VIRGINIA
  Dental Arts Center...............................          2              48   Ashburn and Reston                 June 1998
WISCONSIN
  Northpark Dental Group...........................         14             136   Appleton, Green Bay, Kenosha       December 1996
                                                                                   Madison,  Milwaukee and Wausau
  Northpoint Dental Group..........................          2              28   Milwaukee                          July 1997
  Wilkens Dental Group.............................          4              30   Milwaukee                          October 1997
  Family Care Dental Centers.......................          5              40   Janesville, Kenosha and Racine     April 1998
                                                           ---           -----
Total..............................................        138           1,238
                                                           ===           =====

----------------------
(1) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.

                                DIVIDEND POLICY

   We have not paid any cash dividends on our Common Stock in the past and do not plan to pay any cash dividends on our Common Stock in the foreseeable future. In addition, the terms of our revolving credit facility prohibit us from paying dividends or making other payments with respect to our Common Stock without the lenders' consent. Our Board of Directors intends, for the foreseeable future, to retain earnings to finance the continued operation and expansion of our business.



                          PRICE RANGE OF COMMON STOCK

  Our Common Stock has been traded on the Nasdaq National Market under the symbol "ADPI" since April 16, 1998. The following table sets forth the range of the reported high and low sales prices of our Common Stock for 1998, 1999 and 2000:

                                                    High       Low
                                                  --------   --------
     1998
     2nd Quarter (beginning April 16, 1998)...    $19.375    $13.750
     3rd Quarter..............................    $15.000    $ 8.250
     4th Quarter..............................    $13.875    $ 7.125

     1999
     1st Quarter..............................    $11.688    $ 7.000
     2nd Quarter..............................    $12.375    $ 6.875
     3rd Quarter..............................    $13.375    $ 8.750
     4th Quarter..............................    $12.188    $ 6.625

     2000
     1st Quarter..............................    $ 9.375    $ 5.750


   As of April 11, 2000, there were approximately 65 holders of record of Common Stock, as shown on the records of the transfer agent and registrar of Common Stock. The number of record holders does not bear any relationship to the number of beneficial owners of the Common Stock. The last reported sale price of the Common Stock on the Nasdaq National Market System as of April 11, 2000 was $7.25 per share.

                                 CAPITALIZATION

   The following table sets forth as of December 31, 1999 our cash and cash equivalents, our current maturities of debt and our capitalization (in thousands, except share and per share amounts):



Cash and cash
 equivalents..............................................................................................................  $   226
                                                                                                                            =======
Current maturities of
 debt.....................................................................................................................  $ 1,502
                                                                                                                            =======

Long-term debt, less current maturities...................................................................................  $40,249
Stockholders' equity:
   Preferred stock, par value $0.01 per share, 1,000,000 shares authorized, no shares issued or outstanding...............        -
   Common stock, par value $0.01 per share, 25,000,000 shares authorized, 7,537,311
    shares issued and 7,107,311 shares outstanding (1)....................................................................       75
   Additional paid-in capital.............................................................................................   46,584
   Retained earnings......................................................................................................    8,526
   Treasury stock, at cost, 430,000 shares................................................................................   (2,956)
                                                                                                                            -------
     Total stockholders' equity...........................................................................................   52,229
                                                                                                                            -------
       Total capitalization...............................................................................................  $92,478
                                                                                                                            =======

----------------------------
(1) Excludes 1,557,128 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to our stock option plans as of March 31, 2000.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
         (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND STATISTICAL DATA)

   We are providing the following selected consolidated statement of operations data for the years ended December 31, 1996, 1997, 1998 and 1999 and the selected consolidated balance sheet data at December 31, 1996, 1997, 1998 and 1999. This information has been derived from our Consolidated Financial Statements which have been audited by KPMG LLP, Independent Certified Public Accountants. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements and the related notes thereto and other financial information included elsewhere in this prospectus.

                                                                            Years Ended December 31,
                                                                      -------------------------------------
                                                                        1996      1997     1998      1999
                                                                      --------  --------  -------  --------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue.........................................................  $ 3,933   $53,270   $84,090  $117,352
                                                                      -------   -------   -------  --------

Operating expenses:
  Salaries and benefits.............................................    2,098    28,438    43,190    57,417
  Lab fees and dental supplies......................................      534     6,435    10,796    15,866
  Office occupancy..................................................      389     4,814     7,635    11,321
  Other operating expenses..........................................      773     6,264     6,840     9,235
  General corporate expenses........................................    2,395     3,337     3,951     4,814
  Depreciation......................................................      177     1,580     2,495     3,642
  Amortization of intangible assets.................................       48       645     1,732     2,579
                                                                      -------   -------   -------  --------
    Total operating expenses........................................    6,414    51,513    76,639   104,874
                                                                      -------   -------   -------  --------
Earnings (loss) from operations.....................................   (2,481)    1,757     7,451    12,478
  Interest expense (income), net....................................      (38)      563     1,085     1,877
                                                                      -------   -------   -------  --------
Earnings (loss) before income taxes.................................   (2,443)    1,194     6,366    10,601
  Income taxes......................................................        -       124     2,480     4,588
                                                                      -------   -------   -------  --------
  Net earnings (loss)...............................................  $(2,443)  $ 1,070   $ 3,886  $  6,013
                                                                      =======   =======   =======  ========

Net earnings (loss) per common share (1):
  Basic.............................................................  $ (3.45)  $ (0.05)  $  0.59  $   0.80
  Diluted...........................................................  $ (3.45)  $ (0.05)  $  0.54  $   0.78
Weighted average common shares outstanding (1):
  Basic.............................................................      768     2,273     5,907     7,513
  Diluted...........................................................      768     2,273     6,867     7,745
Ratio of earnings to fixed charges (2)..............................      N/A       2.4       5.5       5.8



                 See accompanying footnotes on following page.

         (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND STATISTICAL DATA)


                                                                                 December 31,
                                                                      -----------------------------------
                                                                       1996     1997     1998      1999
                                                                      -------  ------  --------  --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equvalents............................................  $ 5,836   4,675  $  2,091  $    226
Working capital.....................................................    3,189     759    (2,725)       22
Total assets........................................................   25,294  47,959    70,535   107,901
Long-term debt, excluding current maturities........................    3,063  21,253     9,980    40,249
Redeemable and convertible preferred stock..........................   15,105  16,297         -         -
Total stockholders' equity..........................................      164     909    48,305    52,229

STATISTICAL DATA (END OF PERIOD):
Number of states....................................................        3       5         8        12
Number of dental facilities.........................................       42      77       103       134
Number of operatories (3)...........................................      331     566       830     1,193
Number of affiliated dentists (4)...................................      128     171       231       324

-----------------------
(1) Net earnings (loss) per common share are computed on the basis described in Notes 2 and 12 to our Consolidated Financial Statements.
(2) The ratio of earnings to fixed charges are computed by dividing our fixed charges into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt expenses and the portion of non-reimbursed rental expense estimated to be representative of the interest factor (approximately 1/3 of non-reimbursed rental expense). Fixed charges ordinarily do not include any provision for principal repayment. For the year ended December 31, 1996, our earnings before income taxes plus fixed charges were insufficient to cover fixed charges by approximately $2.4 million.
(3) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.
(4) Includes full-time general dentists employed by the PCs and full-time specialists, some of whom are independent contractors to the PCs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

   American Dental Partners, Inc. is a leading provider of business services to multi-disciplinary dental groups in selected markets in the United States. We were formed in December 1995, commenced operations in January 1996 and began providing business services to dental groups in November 1996, concurrent with the completion of our first dental group affiliation. Our rapid growth has resulted primarily from our affiliations with dental groups. From November 1996 to December 31, 1999, we completed 31 affiliation transactions, comprising 18 dental groups, and at December 31, 1999, we operated 134 dental facilities with 1,193 operatories in 12 states.


AFFILIATION SUMMARY

   When affiliating with a dental group, we acquire substantially all its assets except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enter into a long-term service agreement with the affiliated dental group or professional corporation ("PC"). Under our service agreements, we are responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. The PC is responsible for the provision of dental care. Each of our service agreements is for an initial term of 40 years. We do not own or control the affiliated dental groups and, accordingly, do not consolidate the financial statements of the PCs with ours.


   1997 Transactions

   During 1997, we acquired substantially all the assets of six dental practices and Orthocare, Ltd., a related entity of one of these practices, and simultaneously entered into 40-year service agreements with four of these affiliated dental groups (two practices joined existing affiliates). In total, these affiliations resulted in the addition of 29 dental facilities with 199 operatories.

   1998 Transactions

   During 1998, we acquired substantially all the assets of ten dental practices and simultaneously entered into 40-year service agreements with four of the affiliated dental groups (six practices joined existing affiliates). In total, these affiliations resulted in the addition of 23 dental facilities with 231 operatories.

   1999 Transactions

   During 1999, we acquired substantially all the assets of 15 dental practices (12 transactions) and simultaneously entered into 40-year service agreements with eight of the affiliated dental groups (seven practices joined existing affiliates). In total, these affiliations resulted in the addition of 27 dental facilities with 297 operatories.


   2000 Completed and Pending Transactions

   Subsequent to December 31, 1999, we acquired substantially all the assets of three dental practices and simultaneously entered into a 40-year service agreement with one of the affiliated dental groups (two practices joined existing affiliates). In total, these affiliations resulted in the addition of five dental facilities with 39 operatories.

   In addition, we currently are in discussions with a number of dentists and owners of dental groups about possible affiliations with us. There can be no assurance, however, that we will consummate any of these possible affiliations.


COMPONENTS OF REVENUE AND EXPENSES

   Affiliate Adjusted Gross Revenue and Payor Mix. Our affiliated dental groups generate revenue from patients and dental benefit providers under fee-for-service, PPO plans and capitated managed care plans. The affiliated dental groups record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue.

Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges reimbursed pursuant to certain dental benefit provider contracts. While payor mix varies from market to market, the aggregate payor mix percentage of our affiliated groups for the year ended December 31, 1998 was approximately 39% fee-for-service, 12% PPO plans and 49% capitated managed care plans. For the year ended December 31, 1999, the aggregate payor mix percentage of our affiliated groups was approximately 44% fee-for-service, 14% PPO plans and 42% capitated managed care plans.

   The PC reimburses us for expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to us for management services. Expenses incurred for the operation and administration of the dental facilities include salaries and benefits for non-dentist personnel working at the dental facilities (the administrative staff and, where permitted by law, the dental hygienists and dental assistants), lab fees, dental supplies, office occupancy costs of the dental facilities (rent, utilities, etc.) and depreciation related to the fixed assets at the dental facilities. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits and certain other expenses of the dentists.

   Net Revenue.   Our net revenue represents reimbursement of expenses and fees charged to the affiliated dental groups pursuant to the terms of the long-term service agreements under which we agree to provide business services of the dental practice. Under such agreements, the affiliated dental groups reimburse us for actual expenses incurred in connection with the operation and administration of the dental facilities and pay fees to us for our business services. Under certain service agreements, our service fee consists of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of the dental facilities. Under certain service agreements, our service fees consist of a fixed monthly fee and an additional variable fee. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to us in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. Under certain service agreements, our service fee consists entirely of a fixed monthly fee. The fixed monthly fees are determined by agreement of us and the affiliated dental group in a formal budgeting process. Additionally, our net revenue includes amounts from dental benefit providers related to the arrangement of the provision of care to patients.

   Operating Expenses.   Operating expenses (excluding general corporate
expenses, depreciation and amortization of intangible assets) consist of the expenses incurred by us in fulfilling our obligations under the service agreements. These expenses are operating costs and expenses that would have been incurred by the affiliated dental groups had they not affiliated with us and include non-dentist salaries and benefits, lab fees and dental supplies, office occupancy cost and other expenses related to operations. Salaries and benefits expense are for personnel working for us at the dental facilities, as well as the local operating management. At the facility level, we generally employ the administrative staff and, where permitted by law, the dental hygienists and dental assistants. The local operating management team supervises and supports the staff at the dental facilities. Office occupancy includes rent expense and certain other operating costs such as utilities associated with dental facilities and the local administrative offices. Such costs vary based on the size of each facility and the market rental rate for dental office space in the particular geographic market. Other expenses consist of professional fees, marketing costs and other general and administrative expenses. See "Business-- Operations--Operating Structure."

   General Corporate Expenses.   General corporate expenses consist of
compensation expenses for our corporate personnel and administrative staff, as well as facility and other administrative costs of our corporate office. We provide management, administrative, third party contracting and other services to the affiliated groups.

   Depreciation.   Depreciation expense includes depreciation charges related to leasehold improvements and furniture, fixtures and equipment used to operate the dental facilities, local management offices and our corporate office.

   Amortization of Intangible Assets. Amortization of intangible assets relates to intangible assets acquired in connection with completed acquisition and affiliation transactions.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

   Overview

   Our net earnings amounted to $1,070,000 or a diluted loss per share available to common stockholders of $(0.05) for 1997, as compared with net earnings of $3,886,000 or diluted earnings per share of $0.54 for 1998. The increase in net earnings resulted from incremental earnings provided from completed acquisitions and affiliations and from internal growth.

   Net Revenue.   Net revenue increased from $53,270,000 for 1997 to $84,090,000 for 1998, an increase of approximately 58%. The increase in net revenue in 1998 is due primarily to the inclusion of revenue derived from service agreements entered into in connection with the 1997 Transactions for the entire period and from the 1998 Transactions. In addition, same market growth from our affiliates in Austin, Milwaukee and Minneapolis resulted from the addition and expansion of our facilities, the addition of dentists to our affiliated dental group network and increases in certain affiliates' fees. Net revenue included expense reimbursements ($36,386,000 for 1997 as compared with $56,278,000 for 1998), business service fees ($12,056,000 for 1997 as compared with $19,138,000 for 1998) and revenue related to the arrangement of the provision of care to patients and other revenue ($4,828,000 for 1997 as compared with $8,674,000 for 1998). Expense reimbursements included rent expense ($3,476,000 for 1997 as compared with $5,590,000 for 1998) and other operating expenses ($32,910,000 for 1997 as compared with $50,688,000 for 1998). Business service fees included a monthly fee ($10,724,000 for 1997 as compared with $17,306,000 for 1998) and an additional variable fee ($1,332,000 for 1997 as compared with $1,832,000 for 1998). Net revenue derived from our service agreement with Park Dental represented approximately 56% and 41% of our consolidated net revenue for 1997 and 1998, respectively.

   Salaries and Benefits Expense. Salaries and benefits amounted to $28,438,000 or 53.4% of net revenue for 1997, as compared with $43,190,000 or 51.4% of net revenue for 1998. The decrease in salaries and benefits as a percentage of net revenue resulted primarily from more efficient utilization of staff in existing facilities, the regionalization of finance, operations and administrative staff in certain markets and the acquisition of facilities with a generally lower ratio of staffing costs to net revenue in their respective markets compared to the existing base of facilities. These cost savings were partially offset by an increase in the amount of expense related to the arrangement of the provision of care to patients, which is at a higher percentage of net revenue.

   Lab Fees and Dental Supplies Expense.   Lab fees and dental supplies expense
increased from $6,435,000 or 12.1% of net revenue for 1997 to $10,796,000 or 12.8% of net revenue for 1998. Lab fees and dental supplies expense varies from affiliate to affiliate and is affected by the volume and type of procedures performed. The increase in lab fees and dental supplies as a percentage of net revenue is attributable to a combination of the acquisition of facilities with a generally higher ratio of lab fees and dental supplies expense to net revenue in their respective markets compared to the existing base of facilities, rate increases from certain lab providers and the outsourcing of certain lab work which was previously handled in-house.

   Office Occupancy Expense.   Office occupancy expense amounted to $4,814,000
for 1997, as compared with $7,635,000 for 1998. As a percentage of net revenue, these costs remained relatively consistent at 9.0% for 1997 and 9.1% for 1998.

   Other Operating Expenses.   Other expenses amounted to $6,264,000 or 11.8% of
net revenue for 1997, as compared with $6,840,000 or 8.1% of net revenue for 1998. Other costs decreased as a percentage of net revenue due primarily to the reduction of certain expenses associated with the administration of a benefit plan that was renegotiated, the regionalization of administrative functions in certain markets, a reduction of the Minnesota Care Tax rate from 2.0% to 1.5% and efficiencies from managing certain expenses, such as professional fees and other costs associated with operating a stand alone dental group practice, on a national level, as opposed to on a local level.

   General Corporate Expenses.   General corporate expenses were $3,337,000 or
6.3% of net revenue for 1997, as compared with $3,951,000 or 4.7% of net revenue for 1998. We built our management infrastructure in anticipation of rapid growth. This included the hiring of key management and support staff in the areas of finance, operations and information systems. In 1998, we began to leverage these costs, resulting in a reduction of general corporate expenses as a percentage of net revenue. This reduction was partially offset by an increase in costs associated with being a public company.

   Depreciation. Depreciation expense was $1,580,000 or 3.0% of net revenue for 1997, as compared with $2,495,000 or 3.0% of net revenue for 1998. Depreciation expense included depreciation related primarily to assets acquired and capital expenditures associated with the addition of three new dental facilities in Minneapolis and one new dental facility in Phoenix in 1998 and the addition of new operatories in Austin, Milwaukee and Minneapolis throughout 1998.

   Amortization of Intangible Assets.   Amortization of intangible assets was
$645,000 or 1.2% of net revenue for 1997, as compared with $1,732,000 or 2.1% of net revenue for 1998. The increase in amortization resulted from intangible assets recorded in connection with our six affiliations and one acquisition completed during 1997 and ten affiliations completed during 1998.

   Interest Expense, Net.   Net interest expense was $563,000 or 1.1% of net
revenue for 1997, as compared with $1,085,000 or 1.3% of net revenue for 1998. The increase in interest expense resulted primarily from increased average borrowings under our credit facility in 1998 as compared with 1997. In addition, the issuance of subordinated notes in connection with the 1997 and 1998 Transactions contributed to higher interest expense in 1998.

   Income Taxes.   We incurred income tax expense of $124,000 for 1997, as
compared with $2,480,000 for 1998. In 1997, we utilized a portion of our net operating loss carryforward which resulted in minimal income tax expense. For 1998, our effective tax rate was approximately 39%, resulting in income tax expense of $2,480,000.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

   Overview

   Our net earnings amounted to $3,886,000 or diluted earnings per share of $0.54 for 1998, as compared with net earnings of $6,013,000 or diluted earnings per share of $0.78 for 1999. The increase in net earnings resulted from incremental earnings provided from completed acquisitions and affiliations and from internal growth.

   Net Revenue. Net revenue increased from $84,090,000 for 1998 to $117,352,000 for 1999, an increase of approximately 39.6%. The increase in net revenue in 1999 is due primarily to the inclusion of revenue derived from service agreements entered into in connection with the 1998 Transactions for the entire period and from the 1999 Transactions. In addition, same market growth from our affiliates in Austin, Milwaukee, Minneapolis, New Orleans, Phoenix, Pittsburgh and Tucson resulted from the addition of new facilities and expansion of existing facilities, the addition of dentists to our affiliated dental group network and increases in certain affiliates' fees. Net revenue included expense reimbursements ($56,278,000 for 1998 as compared with $79,474,000 for 1999), business service fees ($19,138,000 for 1998 as compared with $27,926,000 for 1999) and revenue related to the arrangement of the provision of care to patients and other revenue ($8,674,000 for 1998 as compared with $9,952,000 for 1999). Expense reimbursements included rent expense ($5,590,000 for 1998 as compared with $8,201,000 for 1999) and other operating expenses ($50,688,000 for 1998 as compared with $71,273,000 for 1999). Business service fees included monthly fees ($17,306,000 for 1998 as compared with $26,335,000 for 1999) and additional variable fees ($1,832,000 for 1998 as compared with $1,591,000 for 1999). Net revenue derived from our service agreement with Park Dental represented approximately 41% and 34% of our consolidated net revenue for 1998 and 1999, respectively.

   Salaries and Benefits Expense. Salaries and benefits amounted to $43,190,000 or 51.4% of net revenue for 1998, as compared with $57,417,000 or 48.9% of net revenue for 1999. The decrease in salaries and benefits as a percentage of net revenue resulted primarily from more efficient utilization of staff in existing facilities, the acquisition of facilities with a generally lower ratio of staffing costs to net revenue in their respective markets compared to the existing base of facilities, and the regionalization of finance, operations and administrative staff in certain markets. These cost savings were partially offset by an increase in the amount of expense related to the arrangement of the provision of care to patients, which is at a higher percentage of net revenue. In addition, due to tight labor markets, these savings were partially offset by wage inflation. We anticipate such wage inflation pressures will continue for the foreseeable future.

   Lab Fees and Dental Supplies Expense. Lab fees and dental supplies expense increased from $10,796,000 or 12.8% of net revenue for 1998 to $15,866,000 or 13.5% of net revenue for 1999. Lab fees and dental supplies expense varies from affiliate to affiliate and is affected by the volume and type of procedures performed. The increase in lab fees and dental supplies as a percentage of net revenue is attributable to a combination of the acquisition of facilities with a generally higher ratio of lab fees and dental supplies expense to net revenue in their respective markets compared to the existing base of facilities and rate increases from certain lab providers and dental supply manufacturers. We believe such price inflation will continue for the foreseeable future.

   Office Occupancy Expense. Office occupancy expense amounted to $7,635,000 or 9.1% for 1998, as compared with $11,321,000 or 9.6% of net revenue for 1999. Office occupancy expense increased as a percentage of net revenue due to investment in the relocation, expansion and addition of new dental facilities and local management offices in Arizona, California, Minnesota, Texas and Virginia. This investment in facilities increased our capacity in these markets to allow for future growth. However, the increase in office occupancy expense has not yet been fully offset by incremental net revenue. These increased costs were partially offset by better utilization of capacity in existing facilities.

   Other Operating Expenses. Other expenses amounted to $6,840,000 or 8.1% of net revenue for 1998, as compared with $9,235,000 or 7.9% of net revenue for 1999. Other costs decreased as a percentage of net revenue due to the regionalization of administrative functions in certain markets and the reduction of certain discretionary spending. These cost savings were partially offset by certain costs such as printing, professional fees and marketing associated with the opening of new facilities in 1999 and the acquisition of facilities with a generally higher ratio of other operating expenses to net revenue in their respective markets compared to the existing base of facilities.

   General Corporate Expenses. General corporate expenses were $3,951,000 or 4.7% of net revenue for 1998, as compared with $4,814,000 or 4.1% of net revenue for 1999. In 1999, we continued to expand our management infrastructure in the areas of finance, employee benefit administration, professional recruiting and purchasing. Despite these additions, we continued to leverage these costs, resulting in a reduction of general corporate expenses as a percentage of net revenue. The level of general corporate expenses will likely continue to increase in the future as we continue to expand our management infrastructure. However, it is anticipated that these expenses will continue to decline as a percentage of net revenue.

   Depreciation. Depreciation expense was $2,495,000 or 3.0% of net revenue for 1998, as compared with $3,642,000 or 3.1% of net revenue for 1999. The increase in depreciation expense related primarily to the depreciation of assets acquired and capital expenditures associated with the addition of eleven new facilities in Arizona, California, Minnesota and Virginia and the relocation and/or expansion of 35 facilities in Arizona, Minnesota, Texas and Wisconsin throughout 1998 and 1999. These capital expenditures increased our capacity in these markets to allow for future growth. Depreciation expense increased as a percentage of net revenue as this initial investment was not fully offset by incremental net revenue. We expect to continue to invest in the relocation and expansion of our physical capacity, and depending on the amount and timing of such future capital expenditures, depreciation expense will likely increase.

   Amortization of Intangible Assets. Amortization of intangible assets was $1,732,000 or 2.1% of net revenue for 1998, as compared with $2,579,000 or 2.2% of net revenue for 1999. The increase in amortization resulted from intangible assets recorded in connection with our ten affiliations completed during 1998 and 15 affiliations (12 transactions) completed during 1999. We expect amortization of intangible assets to increase in the future as a result of intangibles recorded in connection with future acquisitions and affiliations.

   Interest Expense, Net. Net interest expense was $1,085,000 or 1.3% of net revenue for 1998, as compared with $1,877,000 or 1.6% of net revenue for 1999. The increase in interest expense resulted primarily from increased average borrowings under our revolving credit facility in 1999 as compared to 1998. Average borrowings in 1998 were significantly lower than in 1999 due in large part to using a portion of the proceeds from the initial public offering to repay the outstanding balance on the revolving credit facility. In addition, the issuance of subordinated notes in connection with the 1998 and 1999 Transactions contributed to higher expense in 1999. This increase in interest expense was partially reduced due to an overall lower average interest rate under our revolving credit facility in 1999 than 1998.

   Income Taxes. We incurred income tax expense of $2,480,000 for 1998, as compared with $4,588,000 for 1999. Our effective tax rate was approximately 39.0% for 1998 as compared with 43.3% for 1999. The increase in the effective tax rate is primarily attributable to the fact that the remaining net operating loss carryforwards from 1996 were fully utilized to offset a portion of our taxable income in 1998. In addition, higher pre-tax income in 1999 resulted in a higher Federal statutory rate and increased income in states with higher tax rates increased the average state tax rate. These increases were partially offset by a reduction in the proportionate amount of amortization of intangible assets which are not deductible for tax purposes.


LIQUIDITY AND CAPITAL RESOURCES

   We have financed our operating and capital needs, including cash used for acquisitions and affiliations, capital expenditures and working capital, from sales of equity securities, borrowings under our revolving line of credit and cash generated from operations.

  From January 1, 1997 through December 31, 1999, we completed 31 dental practice affiliations (28 transactions) for aggregate consideration of $55,205,000 in cash, $7,120,000 in subordinated promissory notes, $1,881,000 in deferred payments,

285,756 shares of Common Stock and future contingent payments for one affiliation based on a multiple of service fees received in excess of a predetermined threshold for each of the three years ending May 31, 1999, 2000 and 2001. For the year ended May 31, 1999, this contingent payment amounted to $286,000.

   For the years ended December 31, 1998 and 1999, cash provided by operating activities amounted to $9,771,000 and $8,745,000, respectively. The decrease in cash from operations resulted primarily from an increase in the amount of cash paid for income taxes and interest in 1999 compared to 1998. This was partially offset by an increase in cash from operations due to incremental earnings generated from acquisitions and affiliations, same market growth and expanded profit margins.

   For the years ended December 31, 1998 and 1999, cash used in investing activities amounted to $24,886,000 and $35,655,000, respectively. Cash used for investing activities included cash used for acquisitions and affiliations and for capital expenditures. Cash used for acquisitions, net of cash acquired, was $18,290,000 for 1998 and $19,855,000 for 1999. Cash used for capital expenditures was $5,074,000 and $12,484,000 for 1998 and 1999, respectively. Capital expenditures for 1998 included costs associated with the addition of three new dental facilities in Minnesota, a new dental facility in Arizona and the relocation and/or expansion of eleven dental facilities in Minnesota, Texas and Wisconsin. Capital expenditures for 1999 included costs associated with the addition of seven new dental facilities in Arizona, California, Minnesota and Virginia and the relocation and/or expansion of 24 dental facilities in Arizona, Minnesota, Texas and Wisconsin. The establishment of new dental facilities and the expansion of existing dental facilities in the future will require ongoing capital expenditures. Although we expect to continue making meaningful capital expenditures, we do not expect capital expenditures to continue at the same level as 1999.

   For the years ended December 31, 1998 and 1999, cash provided by financing activities amounted to $12,531,000 and $25,045,000, respectively. Cash provided by financing activities during 1998 resulted primarily from net proceeds received from our initial public offering. During the second quarter of 1998, we sold 2,587,500 shares of Common Stock in our initial public offering at $15.00 per share. Net proceeds to us after deducting underwriting discounts and commissions and offering costs were approximately $34,596,000. Such proceeds were used to (i) redeem all the Series B Redeemable Preferred Stock, including unpaid dividends, in the amount of $7,851,000, (ii) repay outstanding indebtedness under our revolving credit facility, including accrued interest, in the amount of $20,651,000 and (iii) complete additional affiliation transactions. Cash provided by financing activities in 1999 resulted from borrowings under our revolving line of credit of $29,197,000 and proceeds from the issuance of common stock for the employee stock purchase plan of $491,000, offset by the repayment of certain indebtedness of $1,673,000 and the repurchase of 430,000 shares of our Common Stock for $2,956,000.

   We have a $50 million revolving line of credit. The credit facility is being used for general corporate purposes including acquisitions and affiliations. Borrowings under this line of credit bear interest at either prime or LIBOR plus a margin, at our option. The margin for LIBOR loans is based upon our debt coverage ratio and ranges up to 1.625%. In addition, we pay a commitment fee of 0.25% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility is secured by a first lien on substantially all of our assets, including a pledge of the stock of our subsidiaries. We are also required to comply with certain financial and other covenants. The line of credit matures in December 2001. The outstanding balance under this line as of March 31, 2000 was $36,457,000.

   As of March 31, 2000, 679,878 shares and $21,526,500 of notes remain available for issuance pursuant to this Offering.

   Our growth strategy depends in large measure on our ability to affiliate with
additional dental practices.   Subsequent to December 31, 1999, we acquired
substantially all the assets of three dental practices and simultaneously entered into a 40-year service agreement with one of the affiliated dental groups (two practices joined existing affiliates). The aggregate purchase price paid in connection with these transactions consisted of approximately $2.8 million in cash, $0.5 million in subordinated promissory notes and $0.3 million in deferred payments. The cash portion of this purchase price was funded through cash generated from operations and borrowings under our revolving credit facility. Although we have affiliated with many dental practices since our initial affiliation in November 1996, there can be no assurance that additional affiliation candidates can be identified, consummated or successfully integrated into our operations. We have used a combination of cash, common stock and subordinated debt as consideration for past acquisitions and affiliations and plan to continue to use these sources in the future. In the event that our Common Stock does not maintain sufficient valuation or if potential affiliation candidates are unwilling to accept our securities as consideration, we will be required to use more cash resources to continue our affiliation program. In addition, if sufficient financing is not available as needed on terms acceptable to us, our affiliation strategy will be modified.

   We believe that cash generated from operations and amounts available under our revolving credit facility will be sufficient to fund our anticipated cash needs for working capital, capital expenditures and acquisitions and affiliations (although at a reduced rate compared to 1999) for at least the next 12 months.

YEAR 2000 ISSUE

   The Year 2000 issue is the result of certain computer programs being written using two digits rather than four digits to define the year. Accordingly, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in system failures or miscalculations causing disruptions in operations, including the temporary inability to process transactions, send invoices or statements, or engage in similar normal business activities. We utilize software and related computer technologies essential to our operations.

   We have not experienced any material Year 2000 problems or disruptions in our systems or operations, and the costs we have incurred in addressing Year 2000 compliance have not been material. There can be no assurance, however, that we will not experience Year 2000 problems that may have a material adverse effect on our business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   We invest our cash in money market instruments. These instruments are denominated in U.S. dollars. Due to the conservative nature of these instruments, we do not believe that we have a material exposure to interest rate
or market risk.   We do not own any derivative financial instruments.

   In the ordinary course of business, we are exposed to interest rate risk. With regard to our revolving credit facility, we are also exposed to variable rate interest for the banks' applicable margins ranging from 1.000% to 1.625% based upon our debt coverage ratio. For fixed rate debt, interest rate changes affect the fair value but do not impact earnings or cash flow. Conversely, for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flow. We do not believe a one percentage point change in interest rates would have a material impact on the fair market value of our fixed rate debt. The pre-tax earnings and cash flow impact for one year based upon the amounts outstanding at March 31, 2000 under our variable rate revolving credit facility for a one percentage point change in interest rates would be approximately $365,000. We do not presently undertake any specific actions to cover our exposure to interest rate risk and we are not party to any interest rate risk management transactions.

                                    BUSINESS

OVERVIEW

   American Dental Partners, Inc. is a leading provider of business services to multi-disciplinary dental groups in selected markets throughout the United States. We seek to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance.

   Our affiliation model is designed to create a partnership in management between us and the affiliated dental group that allows each party to maximize its strengths and retain its autonomy. When affiliating with a dental group, we acquire substantially all of its non-clinical assets and enter into a long-term service agreement to manage the non-clinical aspects of the dental operations. We support our affiliated dental groups with a broad range of services designed to enhance practice revenue, improve operating efficiencies and expand operating margins. We share the best practices of our network with each affiliate and provide assistance with information systems, planning and budgeting, facilities development and management, capacity and utilization management, scheduling, staffing, professional recruiting, benefits administration, economic analysis, financial reporting, purchasing, quality assurance, organization structure and development, analyzing and negotiating agreements with dental benefit providers and marketing.

   Our objective is to be the leading business partner to dental groups in the United States. Our strategy for achieving this objective is to:

   (i) expand into carefully selected and diverse geographic markets which have favorable demographics and projected economic growth;
   (ii) affiliate with leading dental groups which have reputations for quality care and proven records of financial performance;
   (iii) increase market penetration in each of our markets through additional affiliations, recruitment of dentists and facility development;
   (iv) add value to each affiliated dental group by assisting the practice in improving operating performance; and
   (v) pursue various initiatives to ensure the highest quality of care and service.


DENTAL CARE INDUSTRY

   The market for dental care is large, growing and highly fragmented. Based on United States Health Care Financing Administration statistics, estimated expenditures for dental care were approximately $53.8 billion in 1998 and will reach approximately $93.1 billion by 2008, representing a compound annual growth rate of approximately 6%. We believe that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to:

   (i)    increased prevalence of dental benefits offered by employers;
   (ii) increased availability and use of dental insurance, including preferred provider organization ("PPO") plans and, to a lesser extent, capitated managed care plans;
   (iii)  increased demand for dental care from an aging population; and
   (iv)   increased demand for cosmetic and preventative procedures.

   We believe that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as us. However, the failure of any of these factors to materialize could offset increases in demand for dental care, and any such increases may not correlate with growth in our business.

   Unlike many other sectors of the health care services industry, the dental care profession remains highly fragmented. Although dental care is typically offered by solo practitioners, the trend towards group practice is growing. According to the American Dental Association ("ADA"), in 1996, 12% of the approximately 152,000 dentists in the United States were practicing in groups of three or more, up from 4% in 1991. We believe this trend towards the delivery of dental care in a group practice setting will continue.

   Most dental care performed in the United States is categorized as general dentistry. According to the ADA, in 1996, general dentistry was estimated to represent approximately 79% of all dental services performed in the United States. General dentistry includes preventative care, diagnosis and treatment planning, as well as procedures such as fillings, crowns, bridges, dentures and extractions. Specialty dentistry, which includes orthodontics, periodontics, endodontics, prosthodontics and pediatric dentistry, represented the remaining 21% of dental care services.

   Historically, dental care was not covered by insurers and consequently was paid for by patients on a fee-for-service basis. An increasing number of employers have responded to the desire of employees for enhanced benefits by providing coverage from third party payors for dental care. These third party payors offer indemnity insurance, PPO plans and capitated managed care plans. Under an indemnity insurance plan, the dental provider charges a fee for each service provided to the insured patient, which is typically the same as that charged to a patient not covered by any type of dental insurance. We categorize indemnity insurance plans as fee-for-service plans. Under a PPO plan, the dentist charges a discounted fee for each service provided based on a schedule negotiated with the PPO. Under a capitated managed care plan, the dentist receives a fixed monthly fee from the managed care organization for each member covered under the plan who selects that dentist as his or her provider. Capitated managed care plans also typically require a co-payment by the patient.

   The National Association of Dental Plans ("NADP") estimated that approximately 147 million people, or approximately 55% of the population of the United States, were covered by some form of dental care plan in 1997. This compares with approximately 117 million people, or approximately 46% of the population of the United States, in 1995 and approximately 96 million people, or approximately 41% of the population of the United States, in 1990. Of the 147 million people with coverage, approximately 65% were covered by indemnity insurance, approximately 18% were covered by capitated managed care plans and approximately 17% were covered by PPO plans. The remaining approximately 120 million people, or approximately 45% of the population of the United States in 1997, did not have dental benefit coverage. We believe that the number of people with dental benefits will continue to increase and that the majority of this growth will be in PPO plans. For instance, according to the NADP, the number of people covered by PPO plans increased from 11.7 million in 1994 to 24.5 million in 1997, representing a 28% compound annual growth rate.

   We believe that the increased complexity of managing and operating dental practices, as a result of the growth of both the group practice delivery model and the prevalence of dental insurance plans, has led dental groups to begin to affiliate with entities such as us that:

   (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry;
   (ii) provide information and operating systems that are required to effectively manage in an increasingly complex reimbursement environment;
   (iii)  assist with dental benefit provider contracting;
   (iv) realize economies of scale in purchasing and provide access to capital; and
   (v)    provide dentists the opportunity to realize value for their practices.



BUSINESS STRATEGY

   Our objective is to be the leading business partner to dental groups in the United States. In order to achieve this objective, our business strategy is to:

   Expand into carefully selected markets.  We focus on markets that:

   (i)    offer the opportunity to gain market share leadership;
   (ii)   have a prevalence of dental group practices;
   (iii)  have favorable demographics and projected economic growth; and
   (iv)   have access to dental schools.

     To date, we have identified approximately 125 markets that currently meet our market selection criteria.

     Affiliate with leading dental groups.   In entering a new market, we seek
  to affiliate with a leading dental group in that market as a platform for expansion. A "platform" dental group is one which has a reputation for quality care, provides a comprehensive range of dental services, has a significant market presence and has a proven record of financial performance.

     Increase market penetration.   We assist our affiliated dental groups to
  achieve market share leadership. After affiliating with a leading dental group, we seek to increase market share by assisting the affiliate in recruiting new general and specialty dentists, expanding its patient base and opening new facilities. Additionally, we may affiliate with other dental practices or with specialty practices that complement the platform dental group.

     Add value to each affiliated dental group.   We support our affiliated
  dental groups with a broad range of services designed to enhance their practice revenue, improve operating efficiencies and expand operating margins. We share the best practices of each of our affiliated dental groups and assist each affiliate with an analysis of its revenue and payor mix, capacity, utilization, staffing, scheduling and productivity. We also provide our affiliates assistance with information systems, budgeting, financial reporting, facilities management, dental benefit provider contracting, supplies and equipment procurement, quality assurance initiatives, organization development and structure, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

     Focus on quality care.   We pursue various initiatives to help our
  affiliates provide the highest quality of care and service. Our goal is to have each affiliated dental group become accredited by the Accreditation Association of Ambulatory Health Care, Inc. ("AAAHC"). Through our National Professional Advisory Forum, we provide our affiliated dental groups with the opportunity to share clinical knowledge and best clinical practices. We also implement comprehensive patient satisfaction surveys administered by independent third parties. We believe that our focus on quality care enhances:

     (i)    our affiliates' relationships with patients;
     (ii)   our affiliates' ability to recruit dentists;
     (iii)  our ability to attract new dental groups as affiliates; and
     (iv)   our affiliates' attractiveness to dental benefit providers.

AFFILIATION PHILOSOPHY

   We believe that dental care is an important part of an individual's overall health care. Because the practitioner is best qualified to manage the clinical aspects of dentistry, the provision of dental care must be centered around the dentist. However, current market trends in health care are increasing the complexity of operating a dental practice. Consequently, dentists are affiliating with professional practice managers who can manage the non-clinical aspects of dentistry and provide the business skills that can improve practice operating performance.

   We believe that, similar to other sectors of the health care delivery system, the delivery of dental care is fundamentally a local business. Therefore, we operate our business in a decentralized manner, and each affiliated dental group maintains its local identity and operating philosophy. In each affiliation, we strive to maintain the local culture of the affiliated group, and we encourage it to retain the name of the practice, continue its presence in community events, maintain its relationship with patients and local dental benefit providers and, to the extent possible, maintain the existing management organization.

   Our affiliation model is designed to create a partnership in management between the affiliated dental group and us that allows each party to maximize its strengths and retain its autonomy. Under our affiliation model, the affiliated dental group continues to own its practice and has sole purview over the clinical aspects of the practice while we manage the business aspects of the practice. This affiliation model is consistent across groups and, even where permitted by law, we do not employ practicing dentists.

   We believe that the core values of a business partnership are shared governance and shared financial objectives and have structured our affiliation model to achieve these goals. Shared governance is achieved by the formation of a joint policy board for each affiliated dental group which is comprised of an equal number of representatives from the affiliated dental group and us. Together, members of the joint policy board develop strategies and decide on major business initiatives for the practice. Shared financial objectives are achieved through the joint implementation of a budgeting process that establishes the financial performance standards for the dental practice.

   The organizational structure of a dental group before and after our affiliation with us is generally as follows:

            BEFORE AFFILIATION                                               AFTER AFFILIATION
----------------------------------------------   ------------------------------------------------------------------------------
                                                                      |----------------------------|
                                                       _______________|    Joint Policy Board      |_____________|
                                                       |              |____________________________|             |
                                                       |                             |                           |
     ------------------------------            ------------------------    ------------------------    ------------------------
     |           Dental           |            |    Dentist-owned     |    |       Service        |    |      ADP-owned       |
     |           Group            |            |     Professional     |____|      Agreement       |____|  Management Service  |
     |                            |            |   Corporation (PC)   |    |      (40 year)       |    |  Organization (MSO)  |
     |----------------------------|            |----------------------|    |----------------------|    |----------------------|


MARKET AND GROUP SELECTION

    Market Selection

   We have a well-defined market selection criteria. We define potential markets with reference to one or more Metropolitan Statistical Areas ("MSAs"). An MSA is generally a geographic area consisting of a city of at least 50,000 people, together with adjacent communities that have a high degree of economic and social integration with the population center. In 1996, there were 316 MSAs in the United States. We typically focus on markets with a population of at least 250,000 people that:

   (i)    offer the opportunity to gain market share leadership;
   (ii)   have a prevalence of dental group practices;
   (iii)  have favorable demographics and projected economic growth; and
   (iv)   have access to dental schools.

   We have identified approximately 125 MSAs that currently meet our market selection criteria.

   Group Selection

   We seek to affiliate with a leading dental group in each selected market. We focus on group practices because they have greater potential to be market share leaders, are more likely to have implemented quality assurance and peer review policies and procedures and are better positioned to operate in an increasingly complex reimbursement environment. When entering a new market, we seek to affiliate with a platform dental group with a:

   (i)    reputation for quality care;
   (ii)   comprehensive range of dental care services;
   (iii)  significant market presence; and
   (iv)   proven record of financial performance.

   We believe that, although a limited number of platform dental groups exist within any given market, there are a significant number of such groups nationwide.

   Affiliation Process

   Once we have identified a potential affiliate within a market, our management seeks to determine whether the group shares a common philosophy about the dental profession and holds common strategic goals and objectives. To this end, we conduct a series of meetings, site visits and presentations with the potential affiliate, during which we discuss trends in the dental profession, our mission and strategy and our affiliation model. We believe that the existence of shared philosophical values is a critical element of each affiliation's ultimate success.

   If it is determined that we mutually share common values, goals and objectives, we then undertake a preliminary due diligence review of clinical, operating and financial information. Based upon this review, we formulate an offer outlining the basic terms and conditions of the affiliation which, if accepted by the dental group, is generally embodied in a letter of intent between the parties.

   Upon signing a letter of intent, we begin a thorough review of the potential affiliate's clinical systems, processes, facilities and compliance with licensing and credentialing requirements, as well as performing legal and accounting due diligence. Acquisition, service and other agreements are then prepared and the transaction is closed. Generally, the process of identifying an acceptable affiliation candidate to closing the transaction takes approximately twelve months.

   Potential Affiliations

   We are constantly discussing potential affiliations with dental groups that meet our selection criteria, which may be at various stages at any point in time. There can be no assurance that we will consummate any of these potential affiliations.

MARKET PENETRATION

   After affiliating with a platform dental group, our strategy is to increase market penetration by developing new dental facilities and by affiliating with other leading dental groups that complement or add to the dental care provided by the platform affiliate.

   Increase the Platform Groups' Market Share

   Upon completing an affiliation, we prepare a thorough operating evaluation of the affiliate which builds upon our operational due diligence. Based on this evaluation, we prepare a plan for increasing the affiliate's market penetration. This plan may include one or more of the following methods:

   (i) opening new facilities that are conveniently located in highly populated areas within the MSA or in contiguous MSAs;
   (ii) recruiting additional general and specialty dentists that will complement or enhance the dental care provided by each affiliated dental group;
   (iii) expanding physical capacity by adding new operatories at existing facilities;
   (iv) increasing the utilization of existing physical capacity by expanding hours of operation; and
   (v) growing our affiliate's patient base through increased marketing efforts and expanded relationships with dental benefit providers.

   Affiliations in Existing Markets

   We also increase our market penetration by affiliating with other leading general dentistry practices and specialty dental practices that complement the platform dental group. These practices are selected in much the same manner as the platform dental group. We identify those practices which have an outstanding reputation for quality dental care and provide the type of dental care which will complement or add to the dental care offered by the platform dental group.

OPERATIONS

   Operating Structure

   We operate under a decentralized organizational structure. At the facility level, where permitted by applicable state law, we generally employ the dental hygienists, dental assistants and administrative staff. At each facility, a practice manager typically oversees the day-to-day business operations. The practice manager and administrative staff are responsible for, among other things, facility staffing, patient scheduling, on-site patient invoicing and ordering office and dental supplies. We believe local office scheduling is crucial because it allows each practice to accommodate the needs of its patients and increase the productivity of its dentists.

   In each market, we have a local management team that supervises the operations of one or more affiliates. This team provides support in areas such as recruiting, hiring and training facility staff, developing and implementing quality assurance programs, developing and implementing operating policies and procedures, administering employee benefits, billing and collecting accounts receivable, processing payroll, information systems, accounting, marketing and facilities development and management.

   Each local management team reports to one of our operating vice presidents. An operating vice president is responsible for monitoring the operating performance of multiple affiliated dental groups in multiple markets. Each operating vice president participates as a member of the joint policy board of each of the affiliated dental groups for which he or she has management oversight responsibilities. The operating vice presidents are responsible for overseeing the development of operating plans and annual budgets and monitoring actual results. Additionally, we support each of our dental groups with analyses of the capacity, utilization and productivity of each dental facility. This analysis assists each practice in improving its operating performance from both a clinical and financial perspective.

   On a national level, we support our affiliates in several ways. We assist with:

   (i) sharing best clinical practices through our National Professional Advisory Forum;
   (ii)   designing, locating and leasing new facilities;
   (iii)  evaluating and negotiating dental benefit provider contracts;
   (iv)   developing budgets and implementing accounting and financial systems;
   (v) developing and implementing practice management and other information systems;
   (vi)   professional recruitment; and
   (vii)  administering employee benefit plans.

   We also take advantage of economies of scale by contracting for various goods and services. For example, we have arranged for national contracts for the purchase of dental supplies and equipment, long distance telephone services, professional, casualty and general liability insurance, employee benefits such as a 401(k) plan, flexible spending program, life insurance and disability insurance and payroll processing.

   National Professional Advisory Forum

   We have organized the National Professional Advisory Forum ("NPAF") to provide guidance to our affiliated dental groups with respect to the clinical aspects of dentistry. Leading dentists from our affiliated dental groups are selected to participate in the NPAF. The NPAF meets on a regional basis and a national basis each year and provides a forum for dentists to share the best clinical practices of their respective dental groups and an opportunity for them to build professional relationships with other dentists affiliated with us. These dentists, as a result of their affiliation with us, share common long-term goals. This enables the discussion at the NPAF to be more open than it may be in other professional settings. While the primary emphasis of the NPAF is on the clinical aspects of dentistry, it also provides our management an opportunity to communicate with affiliated dentists. This enables us to continue to build strong, mutually beneficial partner relationships with our affiliated dental groups.

   Payor Relationships and Reimbursement Mix

   We believe that our affiliated dental groups' clinical philosophy should not be compromised by economic decisions. We recognize, however, that the source of payment for services affects operating and financial performance. We assist our affiliates in analyzing their revenue and payor mix on an ongoing basis and recommend methods by which the affiliated dental group can improve operating efficiency while not compromising this clinical practice philosophy. As a general rule, we believe that growth in a market is best facilitated where the payor mix of our affiliates mirrors the payor mix for their community. We assist each of our affiliated dental groups in evaluating and negotiating dental benefit provider contracts on a local, regional and national level. The aggregate payor mix percentage of our affiliated groups for the year ended December 31, 1999 was approximately 44% fee-for-service, 14% PPO plans and 42% capitated managed care plans.

   We believe it is advantageous to be affiliated with dental groups that have successfully provided care to patients under all reimbursement methodologies. Since a shift is taking place in the dental benefits market from traditional fee-for-service to PPO and, to a lesser extent, capitated managed care dental plans, we believe that our affiliates' experience in operating under all of these plans provides them with a competitive advantage. Most of our affiliated dental groups have provided care under traditional fee-for-service plans and non-fee-for-service plans.

   Facilities Development and Management

   We believe an inviting professional environment is a critical aspect of overall patient satisfaction. Each of our facilities is constructed to be warm, attractive and inviting to the patients in addition to being highly functional. Our dental facilities typically have eight to ten operatories and accommodate general and specialty dentists, dental hygienists and dental assistants, a business manager and a receptionist. Generally, our facilities are either stand alone or located within a professional office building or medical facility.

   We work with each of our affiliated dental groups in analyzing utilization of existing capacity and identifying facility upgrade and expansion priorities. We also provide our affiliates guidance in the site selection process. We initially construct each facility as appropriate for the market and add or equip additional operatories as necessary through a capacity and utilization analysis.

   We use architectural design services to improve the facility design process and to ensure that all facilities are properly constructed and meet the standards set forth by the AAAHC. To this end, we work with each affiliated dental group to establish a defined set of standards which are consistent with the desires of the dental group. We believe such facility standards are necessary to speed the site development process and create consistency across newly developed facilities, leading to enhanced staff and provider productivity.

   Budgeting and Planning; Financial Information Systems

   We assist each affiliate with budgeting and planning. Together with each affiliate, we develop on an annual basis a strategic plan for increased market penetration. Together, we then jointly develop a budget which sets specific goals for revenue growth, operating expenses and capital expenditures. Once a budget has been approved, we measure the financial performance of each affiliated dental group on a monthly basis and compare actual performance to budget.

   Our financial information system enables us to measure, monitor and compare the financial performance of each affiliated dental group on a standardized basis across our entire network. The system also allows us to track and control costs and facilitates the accounting and financial reporting process. This financial system is installed in all affiliated dental groups. Historically, we have converted all affiliates to our financial system within 60 days of affiliation and intend to continue this practice with new affiliates.

   Practice Management Systems

   We use various dental practice management software systems to facilitate patient scheduling, to invoice patients and insurance companies, to assist with facility staffing and for other practice related activities. In connection with our affiliation with Park Dental, we acquired the rights to Comdent, a proprietary practice management software system which has been used and continuously enhanced at Park Dental since 1987. We believe that Comdent's scheduling, electronic data interchange and data management features are superior to others that are commercially available. In addition, Comdent is scalable and capable of accommodating large multi-site dental groups. Shortly after affiliation, we typically convert each dental group to one of three practice management systems - Comdent, Alphadent or QSI. While Comdent remains our top choice for its advanced features and ease of use, it is not practical or cost effective to convert all of our affiliates to this system. We are also developing a data warehouse and decision support system to analyze information across all of our affiliates.

AFFILIATION STRUCTURE

   Service Agreement

   We have entered into a service agreement with each affiliated professional corporation ("PC") pursuant to which we perform all administrative, non-clinical aspects of the dental group. We expect that each new affiliated PC will enter into a similar service agreement or become a party to an existing service agreement at the time of affiliation with us. We are dependent on our service agreements for the vast majority of our operating revenue. The termination of one or more of these service agreements could have a material adverse effect on us. See "Risk Factors - Dependence Upon Service Agreements."

   We are responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. These services include assisting our affiliates with information systems, budgeting and financial reporting, facilities management, third-party contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

   The PC is responsible for recruiting and hiring all of the dentists necessary to provide dental care. We do not assume any authority, responsibility, supervision or control over the provision of dental care to patients. The service agreement requires the PC to enter into an employment or independent contractor agreement with each dentist retained by the PC. The service agreement also requires the PC to implement and maintain quality assurance and peer review programs, maintain professional and comprehensive general liability insurance covering the PC and each of its dentists and abide by non-competition and confidentiality provisions.

   We and each PC establish a joint policy board which is responsible for developing and implementing management and administrative policies for the dental operation. The joint policy board consists of an equal number of representatives designated by us and the PC. The joint policy board members designated by the PC must be licensed dentists employed by the PC. The joint policy board's responsibilities include the review and approval of the long-term strategic and short-term operational goals, objectives, and plans for the dental facilities, all annual capital and operating budgets, all renovation and expansion plans and capital equipment expenditures with respect to the dental facilities, all advertising and marketing services, and staffing plans regarding provider and support personnel for the dental group. The joint policy board also reviews and monitors the financial performance of the PC with respect to the attainment of the PC's budgeted goals. The joint policy board also has the authority to approve or disapprove any merger or combination with, or acquisition of, any dental practice by the PC. Finally, the joint policy board reviews and makes recommendations with respect to contractual relationships between the PC and dental benefit providers. However, the PC has final approval over matters relating to dental care including all dental benefit plan provider contracts and patient fee schedules.

   The PC reimburses us for actual expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to us for business services. Under certain service agreements, our service fee consists of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of our dental facilities.
Under certain service agreements our service fees consist of a fixed monthly fee and an additional variable fee. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to us in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. Under certain service agreements, our service fee consists entirely of a fixed monthly fee. The fixed monthly fees are determined by agreement of us and the affiliated dental group in a formal budgeting process. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits, and certain other expenses of the dentists. Pursuant to the terms of the service agreements, we bill patients and third party payors on behalf of the affiliated PCs. Such funds are applied in the following order of priority:

   (i) reimbursement of expenses incurred in connection with the operation and administration of the dental facilities;
   (ii)   repayment of advances, if any, made by us to the PC;
   (iii)  payment of the monthly fee;
   (iv)   payment of provider expenses; and
   (v)    payment of the additional variable fee.

   Each of our current service agreements is for an initial term of 40 years and automatically renews for successive five-year terms, unless terminated by notice given at least 120 days prior to the end of the initial term or any renewal term. In addition, the service agreement may be terminated earlier by either party upon the occurrence of certain events involving the other party, such as our dissolution, bankruptcy, liquidation, or our failure to perform our material duties and obligations under the service agreement. In the event a service agreement is terminated, the related affiliated dental practice is generally required to purchase, at our option, the unamortized balance of intangible assets at the current book value, as well as all related other assets associated with the affiliated dental group.


   Employment Agreements with Dentists

   The service agreements require that all dentists practicing full-time at the dental facilities enter into employment agreements with their respective PCs. The employment agreements with dentists who are owners of the PCs generally are for a specified initial term of up to five years and may not be terminated by the dentists without cause during such initial term. The employment agreements with other dentists may be for terms up to 18 months. Such employment agreements are usually terminable by either party upon advance written notice, which in most cases is 90 days, and are terminable by the PC for cause immediately upon written notice to the dentist. Such agreements typically contain non-competition provisions which prohibit the dentist from engaging in the practice of dentistry or otherwise performing professional dental services within a specified geographic area, usually a specified number of miles from the relevant dental facility, following termination. The non-competition restrictions are generally for one to two years following termination.


COMPETITION

   The dental services industry, currently in its formative stage, is highly competitive and is expected to become more competitive. Our affiliates compete with other dental practices in their market. We compete with other companies that provide business services to dentists, as well as those seeking to affiliate with existing dental practices through service agreement arrangements. We believe that the principal factors of competition between companies that provide business services to dentists are their affiliation methods and models, the reputation of their existing affiliates, the scope of their dental care networks, their management expertise and experience, the sophistication of their management information, accounting, finance and other systems and their operating methods. We believe that we compete effectively with other companies that provide business services to dentists with respect to these factors. See "Risk Factors - Highly Competitive Market."

GOVERNMENT REGULATION

   General

   The practice of dentistry is highly regulated, and the operations of us and our affiliated dental practices are subject to numerous state and federal laws and regulations. Furthermore, we may become subject to additional laws and regulations as we expand into new markets. There can be no assurance that the regulatory environment in which we and our affiliated dental groups operate will not change significantly in the future. Our ability to operate profitably will depend, in part, upon us and our affiliated dental groups obtaining and maintaining all necessary licenses, certifications and other approvals and operating in compliance with applicable laws. See "Risk Factors - Government Regulation."

   State Regulation

   Every state imposes licensing and other requirements on individual dentists and dental facilities and services. Except for Wisconsin, the laws of the states in which we currently operate prohibit, either by specific statutes, case law or as a matter of general public policy, entities not wholly owned or controlled by dentists, such as us, from practicing dentistry, from employing dentists and, in certain circumstances, dental assistants and dental hygienists, or from exercising control over the provision of dental services. Many states prohibit or restrict the ability of a person other than a licensed dentist to own, manage or control the assets, equipment or offices used in a dental practice. The laws of some states prohibit the advertising of dental services under a trade or corporate name and require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. These laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion.

   There are certain regulatory issues associated with our role in negotiating and administering managed care contracts. To the extent that we or any affiliated dental group contracts with third party payors, including self-insured plans, under a capitated or other arrangement which causes us or such affiliated dental group to assume a portion of the financial risk of providing dental care, we or such affiliated dental group may become subject to state insurance laws. If we or any affiliated dental group is determined to be engaged in the business of insurance, we may be required to change the method of payment from third party payors or to seek appropriate licensure. Any regulation of us or our affiliated dental groups under insurance laws could have a material adverse effect on our business, financial condition and results of operations.

   Many states have fraud and abuse laws, including anti-kickback laws, which are similar to the federal laws, discussed below, and in many cases these laws apply to all referrals for items or services reimbursable by any payor. A number of states also impose significant criminal and civil penalties for false claims, false or improper billings, or inappropriate coding for dental services. Many states either prohibit or require disclosure of self-referral arrangements and impose criminal and civil penalties for violations of these laws.

   Many states also prohibit a dentist from paying a portion of fees received for dental services to another person or entity. In some states, this "fee-splitting" prohibition applies only to payments in exchange for referrals. Other states flatly prohibit any rebates or split fees regardless of whether referrals are involved. There can be no assurance that management fees paid to us, to the extent based on a percentage of dental service revenues or profits, will not be deemed to violate such laws.

   Many states have antitrust laws which prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Dental practices are also subject to compliance with state and local regulatory standards in the areas of safety and health.

   Most states' laws and regulations relating to the practice of dentistry were adopted prior to the emergence of providers of business services to dental groups like us. As a result, a number of states, including states in which we currently operate, are in the process of reviewing and/or amending their laws and regulations relating to the practice of dentistry and dentists' business arrangements with unlicensed persons like us. There can be no assurance that any amendments or new laws or regulations will not have a material adverse effect on our business, financial condition and results of operations.

   Federal Regulation

   The dental industry is also regulated at the federal level to the extent that dental services are reimbursed under federal programs. Participation by the affiliated dental groups and their dentists in such programs subject them, and potentially us, to significant regulation regarding the provision of services to beneficiaries, submission of claims and related matters, including the types of regulations discussed below. Violation of these laws or regulations can result in civil and criminal penalties, including possible exclusion of individuals and entities from participation in federal payment programs.

   The federal anti-kickback statutes prohibit, in part, and subject to certain safe harbors, the payment or receipt of remuneration in return for, or in order to induce, referrals, or arranging for referrals, for items or services which are reimbursable under federal payment programs. Other federal laws impose significant penalties for false or improper billings or inappropriate coding for dental services regardless of the payor source. The federal self-referral law, or "Stark law," prohibits dentists from making referrals for certain designated health services reimbursable under federal payment programs to entities with which they have financial relationships unless a specific exception applies. The Stark law also prohibits the entity receiving such referrals from submitting a claim for services provided pursuant to such referral. We may be subject to federal payor rules prohibiting the assignment of the right to receive payment for services rendered unless certain conditions are met. These rules prohibit a billing agent from receiving a fee based on a percentage of collections and may require payments for the services of the dentists to be made directly to the dentist providing the services or to a lock-box account held in the name of the dentist or his or her dental group. In addition, these rules provide that accounts receivables from federal payors are not saleable or assignable.

   Federal antitrust laws prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Finally, dental practices are also subject to compliance with federal regulatory standards in the areas of safety and health.

INSURANCE

   We maintain property-casualty insurance covering our dental facilities, local management offices and our corporate office on a replacement cost basis. Each affiliated PC maintains, or causes to be maintained, professional liability insurance covering itself and its employees and contractors, including the dentists, hygienists and dental assistants employed by, or contracted by such affiliated PC in the amount of $1 million per occurrence and $3 million annual aggregate. We generally are a named insured under such policies. We also maintain umbrella liability coverage for our property-casualty policies in the amount of $10 million. Certain types of risks and liabilities may not be covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to us or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the dentists, the PCs or us may have a material adverse effect on our business, financial condition and operating results. While we believe our insurance policies are adequate in amount and coverage for our current operations, there can be no assurance that the coverage maintained by us will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.


LEGAL PROCEEDINGS

   From time to time, we may be subject to litigation incidental to our business. We are not presently a party to any material litigation. The dentists employed by, or independent contractors of, our affiliated PCs are from time to time subject to malpractice claims. Such claims, if successful, could result in damage awards exceeding applicable insurance coverage which could have a material adverse effect on our business, financial condition and results of operations.

FACILITIES AND EMPLOYEES

   We lease most of our dental facilities. Typically, each acquired dental facility is located at the site used by the dental group prior to affiliating with us. As of March 31, 2000, we owned or leased 138 dental facilities, seven local management offices and our corporate office. Our corporate office is located at 301 Edgewater Place, Suite 320, Wakefield, Massachusetts, in approximately 6,900 square feet occupied under a lease which expires in March 2002.

   As of March 31, 2000, we employed 1,441 people. This amount included 717 hygienists and dental assistants and 724 administrative and management personnel located at our dental facilities, local management offices and our corporate office. In addition, we are affiliated with 334 dentists, as well as 162 hygienists and dental assistants located in states which prohibit our employment of hygienists and/or dental assistants, all of whom were employees or independent contractors of their respective affiliated PCs. We consider our relations with our employees to be good.


                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth information concerning each of our executive officers:

Name                                         Age                            Position
-------------------------------------------  ---  ------------------------------------------------------------
  Gregory A. Serrao........................   37  Chairman, President and Chief Executive Officer
  William H. Bottlinger....................   55  Senior Vice President - Regional Operations and Chief
                                                     Information Officer
  Joseph V. Errante, D.D.S.................   44  Senior Vice President - Regional Operations and Business
                                                     Development
  Michael F. Frisch........................   42  Senior Vice President - Regional Operations
  Ronald M. Levenson.......................   44  Senior Vice President, Chief Financial Officer and Treasurer
  Breht T. Feigh...........................   33  Vice President - Strategic Initiatives
  Lee S. Feldman...........................   32  Vice President - General Counsel
  Jesley C. Ruff, D.D.S....................   45  Vice President - Chief Professional Officer
  Peter G. Swenson.........................   28  Vice President - Market Development
  Michael J. Vaughan.......................   46  Vice President - Operations
  Gregory T. Swenson, D.D.S................   65  President of Park Dental and Director
  James T. Kelly (1).......................   53  Director
  Martin J. Mannion (1)(2).................   40  Director
  Derril W. Reeves (1)(2)..................   56  Director

------------------------
(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.

   Mr. Serrao founded American Dental Partners, Inc. and has served as President, Chief Executive Officer and a Director since December 1995 and as Chairman since October 1997. From 1992 through December 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. ("Cardinal Health"). From 1991 to 1992, Mr. Serrao served as Vice President--Corporate Development of Cardinal Health. Before joining Cardinal Health, Mr. Serrao was an investment banker at Dean Witter Reynolds Inc. where he co-founded its health care investment banking group and specialized in mergers, acquisitions and public equity offerings.

   Mr. Bottlinger has served as Senior Vice President - Regional Operations and Chief Information Officer of American Dental Partners, Inc. since January 2000. From November 1997 through December 1999, Mr. Bottlinger served as Vice President - Regional Operations and Chief Information Officer. From 1985 through 1996, Mr. Bottlinger served as Senior Vice President and Chief Information Officer for Cardinal Health and Senior Vice President and General Manager of CORD Logistics, Inc., a Cardinal Health subsidiary which provided pharmaceutical distribution and information technology services for emerging biotechnical manufacturing companies. During his career, Mr. Bottlinger has initiated the use of state of the art information system technology in a variety of businesses engaged in retailing, food wholesaling, pharmaceutical manufacturing and distribution, pharmacy operations and financial services.

   Dr. Errante has served as Senior Vice President - Regional Operations and Business Development of American Dental Partners, Inc. since January 2000. From November 1998 through December 1999, Dr. Errante served as Vice President - Regional Operations. From January 1996 to October 1998, Dr. Errante served as Chief Executive Officer of Innovative Practice Concepts, Inc. (which we acquired in January 1998). From January 1996 to January 1998, Dr. Errante also served as Chairman of Associated Dental Care Providers, P.C., one of our affiliated dental groups, which he co-founded in 1985. From 1992 to 1996, Dr. Errante served as Chief Executive Officer and Chairman of Associated Companies, Inc., the management company that operated Associated Health Plans, Inc. ("AHP"), a managed care dental plan in Arizona. From 1985 to 1992, Dr. Errante served as the Dental Director for AHP. Dr. Errante currently serves as President of the American Academy of Dental Group Practice ("AADGP") and sits on the Managed
Care Dental Advisory Board to Proctor and Gamble.

   Mr. Frisch has served as Senior Vice President - Regional Operations of American Dental Partners, Inc. since January 2000. From June 1997 through December 1999, Mr. Frisch served as Vice President - Regional Operations. From January 1997 to June 1997, Mr. Frisch was Director - National Support Initiatives. From July 1996 to January 1997, Mr. Frisch was an independent consultant to us. From June 1993 to July 1996, Mr. Frisch served as Vice President and General Manager of National Specialty Services, Inc., a subsidiary of Cardinal Health. From July 1986 to June 1993, Mr. Frisch was employed by VHA, Inc., a national health care alliance, in a variety of marketing, business development and management positions.

   Mr. Levenson has served as Senior Vice President, Chief Financial Officer and Treasurer of American Dental Partners, Inc. since April 1996. Prior to joining us, Mr. Levenson was employed by American Medical Response, Inc. ("AMR"), a national provider of ambulance services, where he served as Senior Vice President and Chief Accounting Officer from October 1992 to April 1996 and also served as Treasurer from August 1995 to April 1996. Prior to joining AMR, Mr. Levenson was a Senior Manager at KPMG Peat Marwick LLP, a public accounting firm, where he was employed from 1979 through 1992.

   Mr. Feigh has served as Vice President - Strategic Initiatives of American Dental Partners, Inc. since January 2000 and was Director - Corporate Development from October 1997 to December 1999. Prior to joining us, Mr. Feigh was employed by Robertson, Stephens & Company where he was a senior associate in the health care mergers and acquisition group from 1996 to 1997. From 1994 to 1996, he was employed in the Latin American investment banking group of ING Barings and from 1989 to 1993, he was employed in the health care investment banking group of Dean Witter Reynolds Inc.

   Mr. Feldman has served as Vice President - General Counsel of American Dental Partners, Inc. since November 1998. Prior to joining us, Mr. Feldman was employed by Professional Dental Associates, Inc., a dental practice management company, where he served as Vice President - General Counsel and Secretary from June 1997 to November 1998. From 1993 to 1997, Mr. Feldman was an associate with Ropes and Gray, a law firm located in Boston, Massachusetts.

   Dr. Ruff has served as Vice President - Chief Professional Officer of American Dental Partners, Inc. since January 1999 and has chaired our National Professional Advisory Forum since January 1997. From 1992 to 1998, Dr. Ruff served as President of Wisconsin Dental Group, S.C., one of our affiliated dental groups, where he was employed as a practicing dentist and held a variety of positions since 1985. In 1994, Dr. Ruff served on the Board of Directors of the National Association of Prepaid Dental Plans. From 1983 to 1991, Dr. Ruff was an Assistant Professor at the Marquette University School of Dentistry and an adjunct faculty member from 1991 to 1996, where he held a variety of clinical faculty and grant-related positions.

   Mr. Swenson has served as Vice President - Market Development of American Dental Partners, Inc. since January 2000. Mr. Swenson was Director - Market Development from January 1998 to December 1999 and Director - Facility Development from November 1996 to December 1997. From April 1994 to November 1996, Mr. Swenson was Manager - Facilities Development of Park Dental, prior to its affiliation with us.

   Mr. Vaughan has served as Vice President - Operations of American Dental Partners, Inc. since January 2000. From 1996 to 1999, Mr. Vaughan served as Regional Vice President for Cardinal Distribution, a subsidiary of Cardinal Health. From 1988 to 1995, Mr. Vaughan held the positions of Vice President and General Manager of Cardinal Distribution's Knoxville, Tennessee and Zanesville, Ohio facilities, and also Vice President of Strategic Initiatives. Prior to joining Cardinal Health, Mr. Vaughan worked for Mckesson HBOC in various sales management positions.

   Dr. Swenson has served as President of PDHC, Ltd., President of Park Dental and one of our Directors since November 1996. From 1983, when he co-founded Park, to November 1996, Dr. Swenson served as Chairman and Chief Executive Officer of Park. Dr. Swenson was a member of the AADGP from 1980 until 1995, serving on many occasions as a practice auditor in the AADGP's accreditation program. In 1978, Park's predecessor was the second group practice to receive AADGP's accreditation certificate. In 1973, a national referee committee selected Dr. Swenson to the American Association of Endodontics, a society with which he maintained a membership until 1989. In 1972, after practicing solo dentistry for ten years, he formed a partnership with colleagues and helped build Park's predecessor group practice. Dr. Swenson is a member of the Minnesota State Dental Association, the American Dental Association, and Federation Dentaire Internationale. From 1980 to 1996, Dr. Swenson served on the Board of Directors of Marquette Bank Brookdale.

   Mr. Kelly has been one of our Directors since February 1997. Mr. Kelly served as Chairman of the Board of Lincare Holdings Inc., a provider of home respiratory therapy services, from April 1994 to March 2000. Mr. Kelly served as the Chief Executive Officer of Lincare from June 1986 through December 1996. Prior to 1986, Mr. Kelly served in a number of capacities within the Mining and Metals Division of Union Carbide Corporation over a 19-year period.

   Mr. Mannion has been one of our Directors since January 1996 and served as our Chairman from January 1996 to October 1997. Mr. Mannion is a general partner with Summit Partners, a private equity capital firm, where he has been employed since 1985.

   Mr. Reeves has been one of our Directors since February 1997. Mr. Reeves is a founder, Vice Chairman of the Board of Directors and Chief Development Officer of PhyCor, Inc., a physician practice management company, where he has been employed since 1988. From 1974 to 1976, Mr. Reeves was with Hospital Affiliates International ("HAI") where he served as Vice President of Hospital Management Corporation, the hospital management subsidiary of HAI. In 1977, he joined Hospital Corporation of America ("HCA") to head the growth function for HCA's management company. Mr. Reeves was a Vice President of HCA and also Vice President of Development for HCA Management Company until 1985. In 1985, he moved to HCA Health Plans as Vice President of Sales and Marketing and was instrumental in the creation of Equicor where he was Senior Vice President, National Sales.

BOARD OF DIRECTORS

   Our Board of Directors is divided into three classes, with each class elected to serve a staggered three-year term. The Class I director, whose term will expire at the 2001 annual meeting of stockholders, is Dr. Swenson. The Class II directors, whose terms will expire at the 2002 annual meeting of stockholders, are Messrs. Mannion and Kelly. The Class III directors, whose terms will expire at the 2000 annual meeting of stockholders, are Messrs. Serrao and Reeves. The classified Board of Directors may increase the difficulty of consummating or discourage a business combination or an attempt to gain control of us that is not approved by our Board of Directors. Our executive officers are elected annually by and serve at the discretion of our Board of Directors. See "-- Employment Agreements."

COMPENSATION OF DIRECTORS

   Directors who are not our employees, employees of one of our subsidiaries or our largest shareholder (collectively, "Compensated Directors") receive a fee of $1,000 for attending each Board of Directors' meeting and $500 for attending each committee meeting. In addition, directors who are not our employees or employees of one of our subsidiaries are eligible to receive options under our 1996 Amended and Restated Directors Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. Beginning in 2000, each Compensated Director also receives an annual fee of $10,000. Directors who are not Compensated Directors do not receive additional compensation for serving as directors.

COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth information with respect to compensation paid to or accrued on behalf of our Chief Executive Officer and our four most highly compensated executive officers whose annual compensation exceeded $100,000 during 1999.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                             LONG-TERM AWARDS
                      -----------------------------------------------------------       --------------------
                                                                      OTHER                  SECURITIES
                                                                      ANNUAL                 UNDERLYING          ALL OTHER
                        YEAR      SALARY ($)      BONUS ($)      COMPENSATION(1)             OPTIONS (#)      COMPENSATION (2)
                      --------  --------------  --------------  -----------------        -------------------  ----------------
Gregory A.              1999       $185,000        $111,000       $        -                      25,000           $2,447
   Serrao.........      1998       $170,000        $102,000       $        -                      12,000           $2,259
   Chairman,            1997       $153,000        $123,600       $        -                     189,600           $1,946
   President
   and Chief
   Executive
   Officer

Ronald M.               1999       $177,500        $ 71,000       $        -                      20,000           $4,614
   Levenson.......      1998       $165,000        $ 66,000       $        -                      12,000           $2,200
   Senior Vice          1997       $153,000        $ 82,400       $        -                     126,000           $1,946
   President,
   Chief Financial
   Officer
   and Treasurer

William H.              1999       $159,000        $ 63,600       $        -                       8,225           $2,202
   Bottlinger.....      1998       $152,880        $ 65,800       $        -                       4,523           $    -
   Senior Vice          1997       $143,000 (3)    $ 58,800       $   57,900 (4)                  15,000           $    -
   President-
   Regional
   Operations
   and Chief
   Information
   Officer

Joseph V. Errante,      1999       $140,000        $ 44,100       $        -                       6,000           $2,100
   DDS............      1998       $120,000        $    717       $        -                      11,000           $4,943
   Senior Vice          1997       $      -        $      -       $        -                           -           $    -
   President-
   Regional
   Operations and
   Business
   Development

Jesley C. Ruff,         1999       $140,000        $ 35,000       $         -                      1,000           $2,000
   DDS.......           1998       $      -        $      -       $         -                          -           $    -
   Vice                 1997       $      -        $      -       $         -                          -           $    -
   President-Chief
   Professional
   Officer

__________________
(1) Except as specifically noted, no Other Annual Compensation for any Named Executive Officer exceeded $50,000 or 10% of the total salary and bonus for such officer.
(2)  Represents matching contributions under our 401(k) plan.
(3)  Represents less than one full year's compensation.
(4)  Consists of moving and relocation expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth all grants of stock options to the executive officers named in the Summary Compensation Table during 1999:


                                                                                                        Potential Realizable
                                                          Individual Grants                               Value at Assumed
                                 -----------------------------------------------------------------     Annual Rates of Stock
                                      Number of                                                          Price Appreciation
                                     Securities          % of Total        Exercise                       for Option Term
                                 Underlying Options   Options Granted        Price      Expiration   -----------------------
                                   Granted (#)(1)     in Fiscal Year       ($/Share)       Date       5% ($)         10% ($)
                                 ------------------  ------------------   ------------  ----------   --------       --------
Gregory A. Serrao..............        25,000                14%             $7.25       2/26/09     $113,987       $288,866
Ronald M. Levenson.............        20,000                11%             $7.25       2/26/09     $ 91,190       $231,093
William H. Bottlinger..........         8,225                 5%             $7.25       2/26/09     $ 37,502       $ 95,037
Joseph V. Errante, D.D.S.......         6,000                 3%             $7.25       2/26/09     $ 27,357       $ 69,328
Jesley C. Ruff, D.D.S..........         1,000                 1%             $7.25       2/26/09     $  4,559       $ 11,555

-----------------------
(1) All option grants were issued under the Amended and Restated 1996 Stock Option Plan, as amended. The exercise price of such options is no less than the fair market value of our Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES


     The following table sets forth the number of securities underlying unexercised options and the value of in-the-money stock options held by the executive officers named in the Summary Compensation Table as of December 31, 1999 (1):

                                       Number of Securities                        Value of
                                           Underlying                            Unexercised
                                      Unexercised Options at                 In-the-Money Options
                                       December 31, 1999 (#)               at December 31, 1999 ($)
                                  ------------------------------        ------------------------------
                                    Exercisable    Unexercisable          Exercisable    Unexercisable
                                  --------------  --------------        --------------  --------------
Gregory A. Serrao...............     373,274          123,596              $1,802,701      $      -
Ronald M. Levenson..............     137,204          101,796              $  440,220      $100,050
William H. Bottlinger...........       9,607           18,141              $        -      $      -
Joseph V. Errante, D.D.S........       2,750           14,250              $        -      $      -
Jesley C. Ruff, D.D.S...........       2,700            3,100              $        -      $      -

-----------------------------
(1) There were no stock options exercised by executive officers named in the Summary Compensation Table during 1999.


EMPLOYMENT AGREEMENTS

   We have a five-year employment agreement with Mr. Serrao which terminates in January 2001. Under his employment agreement, Mr. Serrao receives an annual base salary, which was $185,000 in 1999 (subject to potential annual salary increases), and a bonus in an amount up to 60% of his then current base salary. Mr. Serrao is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Serrao's employment is terminated prior to the end of the five-year term by us without cause or by Mr. Serrao for ''good reason'' (as defined in the employment agreement), he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination.

   We have a four-year employment agreement with Dr. Errante which terminates in January 2003. Under his employment agreement, Dr. Errante receives an annual base salary, which was $140,000 in 1999 (subject to potential annual salary increases), and a bonus in an amount up to 35% of his then current base salary. Dr. Errante is also subject to non-competition and confidentiality provisions in the employment agreement. If Dr. Errante's employment is terminated prior to the end of the four-year term by us for any reason other than for cause, he is entitled to receive severance benefits which include severance payments in an amount equal to the lesser of the remainder of the term or one year of his then current base salary.


COMPENSATION COMMITTEE INTERLOCKS

   Messrs. Mannion and Reeves serve as the current members of our Compensation Committee. There are no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

   We acquired PDHC, Ltd. ("Park") pursuant to an Acquisition and Exchange Agreement effective November 12, 1996 (the "Acquisition Agreement"), among us, Park and all of the shareholders of Park, including Dr. Swenson. Under the Acquisition Agreement, the shareholders of Park received an aggregate of $3.3 million in cash, $1.5 million principal amount of Subordinated Notes and 1,260,000 shares of our Common Stock in consideration for the exchange of all of their Park shares. Dr. Swenson received $74,848 in principal and interest payments under the Subordinated Notes in 1999. We expect to continue to make payments under the Subordinated Notes in 2000. The terms and conditions of the acquisition of Park, including the consideration received for the exchange of the Park shares, were based upon arms-length negotiations between our representatives and representatives of Park, including Dr. Swenson.

   We acquired Smileage Dental Care, Inc. pursuant to an Agreement and Plan of Merger and Reorganization effective December 23,1996 (the "Merger Agreement"), among us, American Dental Partners of Wisconsin, Inc. ("American"), Smileage Dental Care, Inc. ("Smileage") and the shareholders of Smileage, including Jesley C. Ruff., D.D.S., who became our Vice President - Chief Professional Officer on January 1, 1999. Under the Merger Agreement, the shareholders of Smileage received an aggregate of $546,250 in cash, $247,500 principal amount of Subordinated Notes and 304,200 shares of our Common Stock in consideration of the merger of Smileage with American. Dr. Ruff received $3,955 in principal and interest payments under the Subordinated Notes in 1999. We expect to continue to make payments under the Subordinated Notes in 2000. The terms and conditions of the acquisition of Smileage, including the consideration received for the exchange of the Smileage shares, were based upon arms-length negotiations between our representatives and representatives of Smileage, including Dr. Ruff.

   We acquired Innovative Practice Concepts, Inc. pursuant to a Stock Purchase Agreement dated December 22, 1997 (the "Purchase Agreement") among us, Associated Dental Care Providers, P.C. ("Associated"), Innovative Practice Concepts, Inc. ("IPC") and the shareholders of IPC. The transaction was effective January 1, 1998. Under the Purchase Agreement, the shareholders of IPC received an aggregate of $2,910,000 in cash less certain amounts applied to pay off indebtedness of IPC to Joseph V. Errante, D.D.S. and his sister Margaret
E. Errante, D.D.S., $500,000 principal amount of Subordinated Notes and 34,800 shares of our Common Stock in consideration for the exchange of all of their IPC shares. All of the stock of IPC was owned by Dr. Joseph Errante, Dr. Margaret Errante and trusts for the benefit of certain members of their families. The terms and conditions of the acquisition of IPC, including the consideration received for the exchange of the IPC shares, were based upon arms-length negotiations between our representatives and representatives of IPC, including Dr. Joseph Errante, who became our Vice President - Regional Operations in November 1998 and is currently Senior Vice President - Regional Operations and Business Development. Dr. Joseph Errante received $51,428 in principal and interest payments under the Subordinated Notes in 1999. We expect to continue to make payments under the Subordinated Notes in 2000.

   We entered into registration rights agreements with the former shareholders of each of Park and Smileage. These registration rights agreements contain provisions which grant the former shareholders of Park and Smileage piggy back registration rights in the event we register any of our securities for either ourself or for security holders exercising their registration rights. In addition, the former Park shareholders may require registration of their shares of Common Stock (subject to the other general applicable limitations on our registration obligations) on one occasion if and to the extent that they have not otherwise had the opportunity to register their shares during the three-year period following the completion of the IPO.

   In connection with the Park, Smileage and IPC transactions, we entered into service agreements with the professional corporations owned in part by Drs. Swenson, Ruff and Errante, respectively. See "Business - Affiliation Structure - Service Agreement." These professional corporations are PDG, P.A. ("PDG"), Wisconsin Dental Group, S.C. ("WDG") and Associated Dental Care Providers, P.C. ("Associated"). These service agreements are on substantially the same terms and conditions as all of our other service agreements. The amounts received by our subsidiaries under the service agreements with PDG, WDG and Associated in 1999 were approximately $39,977,000, $11,819,000 and $10,638,000, respectively, of which $31,205,000, $8,285,000 and $8,550,000, respectively, were reimbursements for expenses incurred in connection with the operation and administration of the related dental facilities. Dr. Swenson owns approximately 6% of the issued and outstanding capital stock of PDG, Dr. Ruff owns approximately 12% of the issued and outstanding capital stock of WDG and Dr. Errante owns approximately 18% of the issued and outstanding capital stock of Associated.



                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 31, 2000, by: (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) our Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (iv) our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security, has or shares the power to dispose of or direct the disposition of such security, or has the right to acquire the security within 60 days. Accordingly, more than one person may be deemed to be the beneficial owner of the same security. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                                    Shares Beneficially Owned(1)
                                                                                -----------------------------------
                                                                                     Number           Percentage
                                                                                -----------------  ----------------
Summit Ventures(2)(3).........................................................      2,377,162            33.5%
Martin J. Mannion(2)(3).......................................................      2,377,162            33.5%
Gregory A. Serrao(3)(4).......................................................        716,924             9.6%
Capital Research and Management Company(5)....................................        443,000             6.2%
Wanger Asset Management, L.P.(6)..............................................        369,000             5.2%
Gregory T. Swenson, D.D.S.(3)(7)..............................................        345,585             4.9%
Ronald M. Levenson(3)(8)......................................................        207,332             2.9%
Jesley C. Ruff, D.D.S.(3).....................................................         43,515               *
Joseph V. Errante, D.D.S. (3)(9)..............................................         30,179               *
William H. Bottlinger(3)......................................................         17,303               *
Derril W. Reeves(3)...........................................................         11,925               *
James T. Kelly(3).............................................................          8,925               *
All executive officers and directors as a group (14 persons)(10)..............      3,800,136            49.2%

___________________

  *  less than 1%
(1) This table includes for each person or group of persons shares of Common Stock that may be purchased by such person or group pursuant to options which are currently exercisable or exercisable within 60 days of March 31, 2000. As of such date, a total of 7,099,084 shares of Common Stock were issued and outstanding and options for 894,329 shares were exercisable.
(2) Represents 2,285,869 and 90,293 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors II, L.P., respectively. Summit Partners is affiliated with both limited partnerships. Mr. Mannion, one of our directors, is a general partner of Summit Partners. The address of Summit Partners and Mr. Mannion is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02110.
(3) Includes options for 1,000 shares for Mr. Mannion, 384,924 shares for Mr. Serrao, 15,750 shares for Dr. Swenson, 161,704 shares for Mr. Levenson, 2,950 shares for Dr. Ruff, 4,500 shares for Dr. Errante, 14,257 shares for Mr. Bottlinger, 8,925 shares for Mr. Reeves and 8,925 shares for Mr. Kelly, respectively, which are currently exercisable or exercisable within 60 days of March 31, 2000.
(4) Includes 26,170 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee, 5,000 shares held by Mr. Serrao's minor children and 5,000 shares held by Mr. Serrao's wife. The address for Mr. Serrao is American Dental Partners, Inc., 301 Edgewater Place, Suite 320, Wakefield, Massachusetts 01880.
(5) The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.
(6) The address for Wanger Asset Management, L.P. is 227 West Monroe Street-3000, Chicago, Illinois 60606-5016.
(7) Includes 96,000 shares owned by a family trust, of which Dr. Swenson is the grantor.
(8)  Includes 950 shares held by Mr. Levenson's minor children.
(9) Includes 932 shares owned by a family trust, of which Dr. Errante is the grantor, and 1,390 shares owned by a family trust, of which Dr. Errante is the trustee.
(10) Includes options for 622,765 shares for all executive officers and directors as a group which are currently exercisable or exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Preferred Stock

   We are authorized to issue up to 1,000,000 shares of Preferred Stock, $0.01 par value. At the closing of the initial public offering, 400,000 shares of our Series A Convertible Preferred Stock (which were converted into 2,399,995 shares of our Common Stock) and 70,000 shares of our Series B Redeemable Preferred Stock (which were redeemed for cash) were restored to the status of undesignated preferred stock available for issuance.

   Preferred Stock may be issued in one or more series as determined by the Board of Directors without further stockholder approval, and the Board or Directors is authorized to fix and determine the terms, limitations, and relative rights and preferences of such Preferred Stock, and to fix and determine the variations among series of Preferred Stock. Any new Preferred Stock issued would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation and dissolution. Such Preferred Stock may be subject to repurchase or redemption by us. The Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of which, could be used by the Board of Directors in defense of a hostile takeover of us. As of March 31, 2000, there were no shares of Preferred Stock issued or outstanding.

   Common Stock

   We are authorized to issue up to 25,000,000 shares of Common Stock, $0.01 par value, of which 7,569,084 shares were issued and 7,099,084 were outstanding as of March 31, 2000. The holders of shares of Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of shares of Common Stock are not entitled to preemptive rights or to cumulative voting for the election of directors. Subject to any senior rights of the Preferred Stock which may from time to time be outstanding, holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon our dissolution and liquidation, holders of our Common Stock are entitled to a ratable share of our net assets remaining after payments to our creditors and to the holders of our Preferred Stock of the full preferential amounts to which they may be entitled. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

   Certain Provisions of Certificate of Incorporation and By-laws

   The Certificate of Incorporation and By-laws provide that directors may not be removed from office by the stockholders except by the affirmative vote of stockholders exercising at least two-thirds of the voting power in the election of directors; provided that if two-thirds of the entire Board of Directors recommend to the stockholders that a director be removed, then such director may be removed by the stockholders exercising at least a majority of the voting power in the election of directors. The Certificate of Incorporation requires all actions by stockholders to be taken at annual or special meetings. The By-laws divide the Board of Directors into three classes, each with a term of three years, with the term of one class expiring each year. No provision of the Certificate of Incorporation nor certain provisions of the By-laws, including those relating to indemnification and election and removal of directors, may be altered, amended or repealed nor may any inconsistent provision be adopted except by the affirmative vote of stockholders exercising at least two-thirds of our voting power; provided that if any such action was previously approved by at least two-thirds of the directors, then such action may be taken by the stockholders exercising a majority of the voting power. The By-laws also provide that any vacancy on the Board of Directors may be filled by a majority of the directors then in office even though less than a quorum exits. The foregoing provisions could have an anti-takeover effect by delaying, averting or preventing a change in our control or management.

   Statutory Business Combination Provision

   We are subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

   Transfer Agent and Registrar

   EquiServe, L.P. serves as our transfer agent and registrar for our Common Stock.


                       DESCRIPTION OF SUBORDINATED NOTES

   Except as otherwise described below, all of the Subordinated Notes to be issued in this Offering will be on substantially the same terms and conditions as the currently outstanding Subordinated Notes of American Dental Partners, Inc. ("ADP"). As of March 31, 2000, ADP had approximately $7,731,000 aggregate principal amount of Subordinated Notes issued and outstanding. All of the outstanding Subordinated Notes bear interest at a rate of 7% per annum, are payable in seven equal annual principal installments plus interest on the declining unpaid principal balance due on the first seven anniversaries from their date of issuance, are unsecured debt obligations of ADP and are subject to subordination agreements which are substantially the same as the subordination agreements described below.

   The Subordinated Notes offered hereby will be issued on the following terms and conditions:


   Rates of Interest; Terms of Repayment

   The rates of interest on the Subordinated Notes offered hereby will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired in acquisition and affiliation transactions. However, the rate of interest for any Subordinated Note will not be less than a rate which is sufficient to avoid imputed interest under any applicable section of the Internal Revenue Code as of the date of issuance of such Subordinated Note. The Subordinated Notes will be payable in seven equal annual principal installments plus interest on the declining unpaid principal balance due on the first seven anniversaries from their date of issuance. ADP will have the right to prepay all or part of the principal balance of the Subordinated Notes at any time, without penalty. Payments under the Subordinated Notes will be subject to indemnification setoff rights in favor of ADP. ADP will have the right, to the extent it is entitled to indemnification from the securityholders or principal owners of the businesses whose securities or assets are to be acquired, to setoff the amount of damages incurred by ADP as a result of an indemnifiable claim against amounts due from ADP under the Subordinated Notes.


   Subordination Arrangements

   Each of the Subordinated Notes will be unsecured debt obligations of ADP. In addition, each of the Subordinated Notes will be subject to subordination agreements which will be executed by each securityholder or principal owners of the businesses whose securities or assets are to be acquired in an acquisition or affiliation transaction. Under the subordination agreements, the payment of the Subordinated Notes will be subordinate and junior in right of payment to the payment in full of all obligations of ADP for borrowed money ("Senior Indebtedness"), except as follows: (a) debt arising under instruments delivered by ADP to an unaffiliated entity or owners of such entity in connection with the acquisition of such entity; (b) any preferred stock or other equity security of ADP; and (c) any indebtedness owed by ADP to an affiliate (as defined in the subordination agreement). Pursuant to the subordination agreements, the holders of the Subordinated Notes (the "Holders") will not be permitted to accept or receive any payment on the Subordinated Notes; provided that the Holders may accept mandatory scheduled payments under the Subordinated Notes unless at the time of such payment there exists a default on any payment for the Senior Indebtedness or there exists any other default with respect to the Senior Indebtedness permitting the holders of Senior Indebtedness to accelerate the maturity of such indebtedness. If a payment default exists under the Subordinated Notes, the Holders may give written notice of such default to the holders of the Senior Indebtedness (the "Senior Debt Holders"). Thereafter, the Senior Debt Holders will have 180 days to either declare a default under the Senior Indebtedness or consent to ADP making scheduled payments under the Subordinated Notes (the "Consent") until the Consent is terminated by the Senior Debt Holders. If the Senior Debt Holders (i) fail to do one of the foregoing alternatives or (ii) terminate the Consent and a payment default occurs under the Subordinated Notes on either of the next two succeeding scheduled payments, then the Holders will have the right to enforce their respective rights under the Subordinated Notes.

   In the event of any dissolution, winding-up, liquidation, restructuring, or other reorganization of ADP (a "Reorganization"), all Senior Indebtedness will be paid in full before any payment is made on the Subordinated Notes. In addition, the Holders will, pursuant to the Subordination Agreement, irrevocably authorize ADP or the Senior Debt Holders to, upon the occurrence of a
Reorganization:

   (a) prove and enforce any claims with respect to the Subordinated Notes in the name of the Senior Debt Holders or the Holders;
   (b)  vote claims arising under the Subordinated Indebtedness; and
   (c) accept and receive any payment or distribution made under the Subordinated Notes and apply such payment or distribution to the Senior Indebtedness.

   If any payment or distribution is made to the Holders with respect to the Subordinated Notes before all Senior Indebtedness had been paid in full and before the obligations of the Senior Debt Holders to extend credit have been irrevocably terminated, such payment or distribution will be held in trust by the Holders and promptly paid over to the Senior Debt Holders for application to the payment of all Senior Indebtedness. The Subordination Agreement also contains material restrictions on the Holders' enforcement of remedies under the Subordinated Notes.

   As of March 31, 2000, the amount of outstanding Senior Indebtedness was $36,457,000.

   ADP conducts all of its operations through subsidiaries and expects that it will continue to do so in the future. The Subordinated Notes represent indebtedness of ADP only. Creditors and holders of indebtedness (including preferred stock, if any) of each subsidiary, although not holders of Senior Indebtedness, will have a claim on the assets of such subsidiary prior to the claims of the Holders.

                        SHARES ELIGIBLE FOR FUTURE SALE

   No predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of our Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our Common Stock and could impair our future ability to raise capital through an offering of our equity securities. See "Risk Factors--Shares Eligible for Future Sale."

SALES OF RESTRICTED SHARES

   As of March 31, 2000, we had a total of 7,099,084 shares of Common Stock outstanding. Of these shares, 2,948,036 are freely tradable without restriction or registration under the Securities Act. Additionally 4,061,036 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act.

   The 4,061,036 of Restricted Shares are eligible for sale in the public market pursuant to Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of us, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 70,091 shares as of the date hereof) or (ii) the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about us. In addition, a person who is not deemed to have been an affiliate of us at the time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144 (k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

STOCK OPTION AND PURCHASE PLANS

   As of March 31, 2000, 1,828,606 shares of Common Stock were reserved for issuance under our stock option plans, of which 1,559,628 shares were issuable upon the exercise of outstanding stock options; 400,000 shares of Common Stock were reserved for issuance under the employee stock purchase plan, of which 82,450 shares have been issued; and 25,000 shares of Common Stock were served for issuance under the restricted stock plan, of which no shares have been issued. We have filed registration statements on Form S-8 under the Securities Act to register shares of Common Stock issuable pursuant to certain of our stock option plans (our 1996 Stock Option Plan, 1996 Time Accelerated Restricted Stock Option Plan and 1996 Directors Stock Option Plan), our 1997 Employee Stock Purchase Plan and our 1999 Restricted Stock Plan. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

REGISTRATION RIGHTS

   The holders of 3,919,768 shares of Common Stock have the right under certain circumstances to require us to register their shares under the Securities Act for resale to the public, and holders of approximately 4,125,728 shares have the right to include their shares in a registration statement filed by us. See "Certain Transactions."

SHELF REGISTRATION FOR FUTURE AFFILIATIONS

   The 750,000 shares of Common Stock issuable pursuant to this Offering generally will be eligible for resale after their issuance as follows: (i) for non-affiliates of the businesses we acquire, without restriction; and (ii) for affiliates of the businesses we acquire, subject to compliance with the volume and manner-of-sale restrictions of Rule 145, unless in each case we contractually restrict their resale. We anticipate that the persons acquiring shares of Common Stock in business combination transactions pursuant to this Offering will be contractually required to hold all or some portion of the Common Stock for some period of time. See "Shares Eligible for Future Sale."


                              PLAN OF DISTRIBUTION

THE COMPANY

   This prospectus covers the offer and sale of up to 750,000 shares of Common Stock and up to $25,000,000 aggregate principal amount of Subordinated Notes, which we may issue from time to time in connection with the future direct and indirect affiliations or acquisitions of other businesses, properties, or securities in acquisition or affiliation transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

   We expect that the terms upon which we may issue the Common Stock and/or the Subordinated Notes in acquisition or affiliation transactions will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired, including the rates of interest for the Subordinated Notes. We expect that the Common Stock issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. The Subordinated Notes will be unsecured debt obligations of us, subordinated to all Senior Indebtedness, payable over seven years and on parity with all other Subordinated Notes (whether currently outstanding or hereafter issued).

GENERAL

   All expenses of this Offering will be paid by us. No underwriting discounts or commissions will be paid in connection with our issuance of shares of Common Stock and/or Subordinated Notes in acquisition or affiliation transactions, although finder's fees may be paid with respect to specific transactions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

   The shares of Common Stock offered hereunder will be tradeable on the Nasdaq National Market, but such shares may be subject to certain contractual holding period restrictions as described above. At present, there is no market for the Subordinated Notes, and it is not anticipated that a market for the Subordinated Notes will develop in the foreseeable future. In addition, the acquisition agreements to be entered into in connection with the acquisition or affiliation transactions will set forth restrictions with respect to the transfer of the Subordinated Notes.

                             VALIDITY OF SECURITIES

   The validity of the securities offered hereby will be passed upon for us by Baker & Hostetler LLP, Columbus, Ohio. Gary A. Wadman, a partner of Baker & Hostetler LLP, is our Secretary.


                                    EXPERTS

   The consolidated financial statements of American Dental Partners, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                      Page
                                                                                                      ----
Consolidated Financial Statements

Independent Auditors' Report .......................................................................   F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999 .......................................   F-3

Consolidated Statements of Operations for the Years Ended December 31, 1997, 1998 and 1999 .........   F-4

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1997, 1998
 and 1999 ..........................................................................................   F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1998 and 1999 .........   F-6

Notes to Consolidated Financial Statements .........................................................   F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
American Dental Partners, Inc.:

  We have audited the accompanying consolidated balance sheets of American Dental Partners, Inc. (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Dental Partners, Inc. as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Boston, Massachusetts
February 11, 2000

                         AMERICAN DENTAL PARTNERS, INC.
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                          DECEMBER 31,
                                                      --------------------
                                                        1998        1999
                                                      --------    --------
ASSETS
Current assets:
     Cash and cash  equivalents ..................    $  2,091    $    226
     Accounts receivable .........................         186         261
     Receivables due from affiliated dental groups       4,579       9,637
     Income taxes receivable .....................        --           416
     Inventories .................................         585       1,491
     Prepaid expenses and other receivables ......       1,466       2,436
     Deferred income taxes .......................          65         397
                                                      --------    --------
          Total current assets ...................       8,972      14,864
                                                      --------    --------

Property and equipment, net ......................      12,943      23,006
                                                      --------    --------
Non-current assets:
     Intangible assets, net ......................      47,152      69,175
     Deferred income taxes .......................       1,120         563
     Other assets ................................         348         293
                                                      --------    --------
          Total non-current assets ...............      48,620      70,031
                                                      --------    --------
          Total assets ...........................    $ 70,535    $107,901
                                                      ========    ========






LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ............................    $  3,010    $  5,055
     Accrued compensation, benefits and taxes            3,426       4,452
     Accrued expenses ............................       3,377       3,833
     Income taxes payable ........................         805        --
     Current maturities of debt ..................       1,079       1,502
                                                      --------    --------
          Total current liabilities ..............      11,697      14,842
                                                      --------    --------
Non-current liabilities:
     Long-term debt ..............................       9,980      40,249
     Other liabilities ...........................         553         581
                                                      --------    --------
          Total non-current liabilities ..........      10,533      40,830
                                                      --------    --------
          Total liabilities ......................      22,230      55,672
                                                      --------    --------

Stockholders' Equity:
     Preferred stock, par value $0.01 per share;
      1,000,000 shares authorized; no shares
      issued or outstanding.......................        --          --
     Common stock, par value $0.01 per share;
      25,000,000 shares authorized; 7,436,066
      shares issued and outstanding at December 31,
      1998; 7,537,311 shares issued and 7,107,311
      shares outstanding at December 31, 1999.....          74          75
Additional paid-in capital .........................    45,742      46,584

     Unearned compensation .........................       (24)       --
     Retained earnings .............................     2,513       8,526
     Treasury stock, at cost, 430,000 shares .......      --        (2,956)
                                                      --------    --------
          Total stockholders' equity ...............    48,305      52,229
                                                      --------    --------
Commitments and contingencies
          Total liabilities and stockholders'
           equity...................................  $ 70,535    $107,901
                                                      ========    ========




          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                     YEARS ENDED DECEMBER 31,
                                              -------------------------------------
                                                1997           1998           1999
                                              ----------     ---------    ---------

Net revenue ...............................     $ 53,270      $ 84,090     $117,352

Operating expenses:
     Salaries and benefits ................       28,438        43,190       57,417
     Lab fees and dental supplies .........        6,435        10,796       15,866
     Office occupancy .....................        4,814         7,635       11,321
     Other operating expenses .............        6,264         6,840        9,235
     General corporate expenses ...........        3,337         3,951        4,814
     Depreciation .........................        1,580         2,495        3,642
     Amortization of intangible assets ....          645         1,732        2,579
                                                --------      --------     --------
          Total operating expenses ........       51,513        76,639      104,874
                                                --------      --------     --------
Earnings from operations ..................        1,757         7,451       12,478
     Interest expense, net ................          563         1,085        1,877
                                                --------      --------     --------
Earnings before income taxes ..............        1,194         6,366       10,601
     Income taxes .........................          124         2,480        4,588
                                                --------      --------     --------
     Net earnings .........................     $  1,070      $  3,886     $  6,013
                                                ========      ========     ========

Net earnings (loss) per common share:
     Basic ................................     $  (0.05)     $   0.59     $   0.80
     Diluted ..............................     $  (0.05)     $   0.54     $   0.78
Weighted average common shares outstanding:
     Basic ................................        2,273         5,907        7,513
     Diluted ..............................        2,273         6,867        7,745



          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)



                                         NUMBER OF SHARES
                                         -----------------
                                          COMMON    COMMON              ADDITIONAL                         TREASURY       TOTAL
                                          STOCK   STOCK IN   COMMON     PAID-IN     UNEARNED     RETAINED  STOCK AT   STOCKHOLDERS'
                                          ISSUED   TREASURY   STOCK      CAPITAL   COMPENSATION  EARNINGS    COST        EQUITY
                                          ------   --------   -----      -------   ------------  --------    ----      -----------
Balance at December 31, 1996 ...........   2,213        --     $     22   $  2,659   $    (74)   $ (2,443)   $   --     $    164
  Issuance of common stock for
    acquisitions and affiliations ......     181        --            2        840       --          --          --          842
  Amortization of unearned
    compensation .......................    --          --         --         --           25        --          --           25
  Dividends on Series A convertible
    preferred stock ....................    --          --         --         (632)      --          --          --         (632)
  Dividends on Series B redeemable
    preferred stock ....................    --          --         --         (560)      --          --          --         (560)
  Net earnings .........................    --          --         --         --         --         1,070        --        1,070
                                         -------    --------   --------   --------   --------    --------    --------   --------
Balance at December 31, 1997 ...........   2,394        --           24      2,307        (49)     (1,373)       --          909
  Issuance of common stock in
    initial public offering, net .......   2,588        --           26     34,570       --          --          --       34,596
  Issuance of common stock for
    acquisitions and affiliations ......      54        --         --          443       --          --          --          443
  Amortization of unearned
    compensation .......................    --          --         --         --           25        --          --           25
  Dividends on Series A convertible ....    (200)
    preferred stock ....................    --          --         --         --         --          --          (200)
  Dividends on Series B redeemable
    preferred stock ....................    --          --         --         (195)      --          --          --         (195)
  Conversion of Series A convertible
    preferred stock to common  stock ...   2,400        --           24      8,817       --          --          --        8,841
  Net earnings .........................    --          --         --         --         --         3,886        --        3,886
                                         -------    --------   --------   --------   --------    --------    --------   --------
Balance at December 31, 1998 ...........   7,436        --           74     45,742        (24)      2,513        --       48,305
  Issuance of common stock for
    acquisitions and affiliations ......      50        --            1        351       --          --          --          352
  Issuance of common stock for
    employee stock purchase plan .......      51        --         --          491       --          --          --          491
  Repurchase of common stock ...........    --          (430)      --         --         --          --        (2,956)    (2,956)
  Amortization of unearned
    compensation .......................    --          --         --         --           24        --          --           24
  Net earnings .........................    --          --         --         --         --         6,013        --        6,013
                                         -------    --------   --------   --------   --------    --------    --------   --------
Balance at December 31, 1999 ...........   7,537        (430)  $     75   $ 46,584   $   --      $  8,526    $ (2,956)  $ 52,229
                                         =======    ========   ========   ========   ========    ========    ========   ========




          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          Years Ended December 31,
                                                                                   ------------------------------------
                                                                                     1997          1998          1999
                                                                                   --------      --------      --------
Cash flows from operating activities:
   Net earnings ..............................................................     $  1,070      $  3,886      $  6,013
   Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation ...........................................................        1,580         2,495         3,642
      Amortization of intangible assets ......................................          645         1,732         2,579
      Other amortization .....................................................           65           106           106
      Deferred income taxes ..................................................          (32)        1,466           857
      Changes in assets and liabilities, net of acquisitions and affiliations:
         Accounts receivable .................................................        1,871           864           621
         Receivables due from affiliated dental groups .......................       (1,801)         (764)       (4,103)
         Other current assets ................................................          509          (384)       (1,590)
         Accounts payable and accrued expenses ...............................         (314)         (418)        1,825
         Accrued compensation, benefits and taxes ............................          427           118           151
         Income taxes payable and receivable, net ............................          (29)          670        (1,356)
                                                                                   --------      --------      --------
            Net cash provided by operating activities ........................        3,991         9,771         8,745
                                                                                   --------      --------      --------

Cash flows from investing activities:
   Acquisitions and affiliations, net of cash acquired .......................      (14,878)      (18,290)      (19,855)
   Capital expenditures, net .................................................       (3,212)       (5,074)      (12,484)
   Contingent and deferred payments ..........................................         --            --            (794)
   Other .....................................................................       (1,420)       (1,522)       (2,522)
                                                                                   --------      --------      --------
            Net cash used for investing activities ...........................      (19,510)      (24,886)      (35,655)
                                                                                   --------      --------      --------

Cash flows from financing activities:
   Borrowings under (repayments of) revolving line of credit, net ............       16,700       (12,400)       29,197
   Repayment of borrowings ...................................................       (1,543)       (2,254)       (1,673)
   Proceeds from issuance of common stock in initial public offering, net of
      underwriting discounts and commissions .................................         --          36,096          --
   Common stock issued for the employee stock purchase plan ..................         --            --             491
   Repurchase of common stock ................................................         --            --          (2,956)
   Redemption of Series B redeemable preferred stock .........................         --          (7,851)         --
   Payment of initial public offering costs ..................................         (557)         (943)         --
   Payment of debt issuance costs ............................................         (242)         (117)          (14)
                                                                                   --------      --------      --------
            Net cash provided by financing activities ........................       14,358        12,531        25,045
                                                                                   --------      --------      --------

Decrease in cash and cash equivalents ........................................       (1,161)       (2,584)       (1,865)
Cash and cash equivalents at beginning of year ...............................        5,836         4,675         2,091
                                                                                   --------      --------      --------
Cash and cash equivalents at end of year .....................................     $  4,675      $  2,091      $    226
                                                                                   ========      ========      ========

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest, net ...............................     $    459      $    898      $  1,572
                                                                                   ========      ========      ========
   Cash paid during the year for income taxes, net ...........................     $    185      $    348      $  5,087
                                                                                   ========      ========      ========

Supplemental disclosure of non-cash information:
   Dividends accrued on Series A convertible preferred stock and Series B
      redeemable preferred stock .............................................     $  1,192      $    395      $   --
                                                                                   ========      ========      ========
   Conversion of Series A convertible preferred stock to common stock ........     $   --        $  8,841      $   --
                                                                                   ========      ========      ========

Acquisitions and affiliations:
   Assets acquired ...........................................................     $ 24,693      $ 26,938      $ 27,630
   Liabilities assumed and issued ............................................       (7,054)       (8,109)       (7,256)
   Common stock issued .......................................................         (842)         (443)         (352)
                                                                                   --------      --------      --------
   Cash paid .................................................................       16,797        18,386        20,022
   Less cash acquired ........................................................       (1,919)          (96)         (167)
                                                                                   --------      --------      --------
            Net cash paid for acquisitions and affiliations ..................     $ 14,878      $ 18,290      $ 19,855
                                                                                   ========      ========      ========

          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

(1) Description of Business

  American Dental Partners, Inc. (the "Company") was formed in December 1995 to provide business services to dental groups and commenced operations in January 1996. The Company acquires substantially all the assets of the dental practices with which it affiliates, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into long-term service agreements with these affiliated dental groups. The Company provides all services necessary for the administration of the non-clinical aspects of the dental operations. Services provided to the affiliated dental groups include assistance with information systems, planning and budgeting, facilities development and management, capacity and utilization management, scheduling, staffing, professional recruiting, benefits administration, economic analysis, financial reporting, purchasing, quality assurance, organization structure and development, analyzing and negotiating agreements with dental benefit providers and marketing. The Company operates in one segment.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

  The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The Company does not own any interests in or control the activities of the affiliated dental groups. Accordingly, the consolidated financial statements of the affiliated dental groups are not consolidated with those of the Company.


   Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.


  Use of Estimates

  The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


  Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.


   Fair Value of Financial Instruments

  The Company believes the carrying amount of cash and cash equivalents, accounts receivable, receivables due from affiliated dental groups, accounts payable and accrued expenses approximate fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value because the interest rates approximate rates at which similar types of borrowing arrangements could be obtained by the Company.

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999




  Net Revenue

  The Company's net revenue represents reimbursement of expenses and fees charged to affiliated dental groups pursuant to the terms of the service agreements. Under such agreements, the affiliated dental groups reimburse the Company for expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its business services. The Company's service fee consists of either (i) a variable monthly fee which is based upon a specified percentage, (ii) a fixed monthly fee and an additional variable fee or (iii) a fixed monthly fee. Additionally, the Company's net revenue includes amounts from dental benefit providers related to the arrangement of the provision of care to patients. The Company records all revenue monthly as earned.


  Inventories

  Inventories consist primarily of dental supplies and are stated at the lower of cost or market.


  Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets which are 30-40 years for buildings, 3-12 years for equipment and 5-7 years for furniture and fixtures.

  Property and equipment under capital leases are stated at the present value of minimum lease payments at inception of the lease. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Amortization of assets subject to capital leases is included in depreciation expense.


  Intangible Assets

  Identifiable intangible assets result from service agreements with the affiliated dental groups and goodwill associated with the Company's acquisition. The estimated fair value of the service agreements is the excess of the purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed of dental practices. Generally, intangible assets associated with service agreements and goodwill are amortized on a straight-line basis over 25 years. In the event a service agreement is terminated, the related affiliated dental group is generally required to purchase, at the Company's option, the unamortized balance of intangible assets at the current book value, as well as all related other assets associated with the affiliated dental group. Accumulated amortization amounted to $673,000, $2,405,000 and $4,984,000 at December 31, 1997, 1998 and 1999, respectively.

   The Company reviews the carrying value of intangible assets on an entity by entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the groups' market position, reputation, profitability and geographical penetration. If conditions are present which indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to their fair value based on discounted cash flows.

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999




  Income Taxes

  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of changes in the tax rate is recognized in operations in the period that includes the enactment date.

   Stock Option Plans

  Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," allows companies to recognize expense for the fair value of stock-based awards or to continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose the effects of SFAS 123 as if the fair-value-based method defined in SFAS 123 had been applied. Under APB Opinion No. 25, compensation expense is recognized only if on the measurement date the fair value of the underlying stock exceeds the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

  Earnings Per Share

  Earnings per share are computed based on Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999




(3) ACCOUNTS RECEIVABLE AND NET REVENUE

   Accounts Receivable

  Accounts receivable represent amounts due from dental benefit providers related to the arrangement of the provision of care to patients and amounts due from patients and dental benefit providers for dental services provided by affiliated dental groups that were outstanding at the time the Company acquired the assets of the practice.

   Receivables Due From Affiliated Dental Groups

  Receivables due from affiliated dental groups represent amounts due pursuant to the terms of the service agreements as described below.

   Adjusted Gross Revenue--Affiliated Dental Groups

   The affiliated dental groups record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges reimbursed pursuant to certain dental benefit plan provider contracts.

  The Company does not consolidate the financial statements of its affiliated dental groups with those of the Company. The adjusted gross revenue and amounts retained by the affiliated dental groups are presented below for illustrative purposes only (in thousands):

                                                                                 Years Ended December 31,
                                                       ---------------------------------------------------------------------------
                                                                  1997                     1998                    1999
                                                       -------------------------  -----------------------  -----------------------
                                                          Park    All Affiliated   Park    All Affiliated   Park    All Affiliated
                                                         Dental       Groups      Dental       Groups      Dental       Groups
                                                         -------  --------------  -------  --------------  -------  --------------
Adjusted gross revenue-affiliated dental groups........  $38,515     $64,492      $45,142     $105,438     $52,393     $151,965
Amounts retained by affiliated dental groups..........     8,461      16,050       10,728       30,022      12,416       44,565
                                                         -------     -------      -------     --------     -------     --------
Net revenue earned by the Company under service
agreements.............................................  $30,054     $48,442      $34,414     $ 75,416     $39,977     $107,400
                                                         =======     =======      =======     ========     =======     ========

   Net Revenue

   The Company's net revenue represents reimbursement of expenses and fees charged to affiliated dental groups pursuant to the terms of the service agreements. Under such agreements, the affiliated dental groups reimburse the Company for actual expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. Under certain service agreements, the Company's service fee consists of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of the dental facilities. Under certain service agreements, the Company's service fees consist of a fixed monthly fee and an additional variable fee. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. Under certain service agreements, the Company's service fee consists entirely of a fixed monthly fee. The fixed monthly fees are determined by agreement of the Company and the affiliated dental group in a formal budgeting process. Additionally, the Company's net revenue includes amounts from dental benefit providers related to the arrangement of the provision of care to patients. The Company records its revenue monthly as earned.

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999




  For the years ended December 31, 1997, 1998 and 1999, net revenue consisted of the following (in thousands):

                                                                             1997          1998        1999
                                                                          -----------   ----------   ----------
Reimbursement of expenses:
   Rent expense .......................................................     $  3,476     $  5,590     $  8,201
   Other operating expenses ...........................................       32,910       50,688       71,273
                                                                            --------     --------     --------
      Total reimbursement of expenses .................................       36,386       56,278       79,474
                                                                            --------     --------     --------
Service fees:
   Monthly fee ........................................................       10,724       17,306       26,335
   Additional variable fee ............................................        1,332        1,832        1,591
                                                                            --------     --------     --------
      Total service fees ..............................................       12,056       19,138       27,926
                                                                            --------     --------     --------
      Net revenue earned by the Company under service agreements ......       48,442       75,416      107,400

Revenue related to the arrangement of the provision of care to patients
   and other ..........................................................        4,828        8,674        9,952
                                                                            --------     --------     --------
      Total net revenue ...............................................     $ 53,270     $ 84,090     $117,352
                                                                            ========     ========     ========


(4) ACQUISITIONS AND AFFILIATIONS

  During the year ended December 31, 1998, the Company acquired substantially all the assets of ten dental practices and simultaneously entered into 40-year service agreements with four of the affiliated dental groups (six practices joined existing affiliates). The aggregate purchase price paid in connection with these transactions consisted of approximately $18.4 million in cash, $2.2 million in subordinated promissory notes, $1.0 million in deferred payments, 54,354 shares of Common Stock valued at approximately $0.4 million and future contingent payments for one affiliation based on a multiple of service fees received in excess of a predetermined threshold for each of the three years ending May 31, 1999, 2000 and 2001. For the year ended May 31, 1999, this contingent payment amounted to approximately $0.3 million. All transactions completed in 1998 are referred to as the "1998 Transactions."

  During the year ended December 31, 1999, the Company acquired substantially all the assets of 15 dental practices (12 transactions) and simultaneously entered into 40-year service agreements with eight of the affiliated dental
groups (seven practices joined existing affiliates).   The aggregate purchase
price paid in connection with these transactions consisted of approximately $20.0 million in cash, $2.5 million in subordinated promissory notes, $0.9 million in deferred payments and 50,568 shares of Common Stock valued at approximately $0.4 million. All transactions completed in 1999 are referred to as the "1999 Transactions."

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


  The 1998 and 1999 Transactions are as follows:

                         DATE                              AFFILIATED DENTAL PRACTICE              LOCATION(S)
                         ----                              --------------------------              -----------
January 1998..........................................  Associated Dental Care Providers     Phoenix and Tucson, AZ
April 1998............................................  Family Care Dental Centers           Janesville, Kenosha and Racine, WI
April 1998............................................  John E. Carey, D.D.S. and            Madison, WI
                                                          James J. Peterman, D.D.S.
April 1998............................................  Leroy S. Crapanzano, D.D.S.          Hammond, LA
June 1998.............................................  Reston Dental Group                  Reston, VA
June 1998.............................................  TSC Dental Centers                   Houston, TX
July 1998.............................................  Indiana Dental Group                 Indiana, PA
September 1998........................................  Mintz & Pincus Dental Group          Oxon Hill and Waldorf, MD
September 1998........................................  Westmore Dental Group                Mt. Pleasant, PA
November 1998.........................................  St. Croix Valley Orthodontics        Hudson, WI
February 1999.........................................  Dental Care of Alabama               Birmingham and Tuscaloosa, AL
February 1999.........................................  CIGNA HealthCare of Arizona          Phoenix, AZ
March 1999............................................  OK Dental                            Oklahoma City and Tulsa, OK
March 1999............................................  Kenneth W. Van Sickle,               Mt. Pleasant, PA
                                                          Jr., D.M.D.
March 1999............................................  Jack G. Stacker, D.D.S.              Wausau, WI
June 1999.............................................  Kevin M. Strezo, D.D.S.              Homer City, PA
June 1999.............................................  Hill Dental Group                    Columbia, MD
June 1999.............................................  University Dental Associates         Winston-Salem, NC
June 1999.............................................  Karen L. Wedde, D.D.S.               Appleton and Green Bay, WI
July 1999.............................................  Kenneth P. Dick, D.M.D.              Johnstown, PA
July 1999.............................................  Gary R. Christman, D.D.S.            Humble and Kingwood, TX
September 1999........................................  Dental Associates of                 Corona, Moreno Valley and
                                                        Corona, Dental Associates of           Riverside, CA
                                                          Moreno Valley, Dental
                                                          Associates of Riverside
                                                          and Riverside Dental Group

  The accompanying consolidated financial statements include the results of operations under the service agreements from the date of acquisition. The excess of the purchase price associated with all of the 1998 and 1999 Transactions over the estimated fair value of net assets (liabilities) acquired and assumed has been recorded as intangible assets which are summarized as follows (in thousands):

                                                                                                         1998        1999
                                                                                                       --------    --------
Fair value of total consideration paid ..............................................................  $ 22,050    $ 23,773
Fair value of net tangible assets (liabilities) acquired and assumed ................................    (1,055)       (829)
                                                                                                       --------    --------
    Excess of fair value of the consideration paid over the fair value of net
     tangible liabilities acquired...................................................................  $ 23,105    $ 24,602
                                                                                                       ========    ========

   Subsequent to December 31, 1999, the Company acquired substantially all the assets of three dental practices and simultaneously entered into a 40-year service agreement with one of the affiliated dental groups (two practices joined existing affiliates). The aggregate purchase price paid in connection with these transactions consisted of approximately $2.8 million in cash, $0.5 million in subordinated promissory notes and $0.3 million in deferred payments.

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999




(5) PROPERTY AND EQUIPMENT

Property and Equipment

Property and equipment consisted of the following at December 31 (in thousands):

                                                       1998          1999
                                                    ----------    ----------
Land, buildings and leasehold improvements......     $  9,850      $ 17,122
Equipment ......................................        9,938        14,213
Furniture and fixtures .........................        3,461         4,889
                                                     --------      --------
   Total property and equipment ................       23,249        36,224
Less accumulated depreciation ..................      (10,306)      (13,218)
                                                     --------      --------
   Property and equipment, net .................     $ 12,943      $ 23,006
                                                     ========      ========



   Operating Leases

  The Company is obligated under non-cancelable operating leases for premises and equipment expiring in various years through the year 2012. Rent expense for the years ended December 31, 1997, 1998 and 1999 amounted to $3,926,000, $6,248,000 and $8,998,000, respectively, of which $3,476,000, $5,590,000 and
$8,201,000 were reimbursed under service agreements. The Company has several leases with stockholders that were assumed in connection with its affiliation transactions. Such amounts are generally reimbursed pursuant to the terms of the service agreements.

  Minimum future rental payments under non-cancelable operating leases and amounts to be reimbursed under service agreements as of December 31, 1999 are as follows (in thousands):

                                                                                     Amount to be
                                                                                      Reimbursed
                                                                    Total Amount     Under Service          Net
                                                                        Due            Agreements          Amount
                                                                        ---            ----------          ------
2000............................................................      $ 8,100           $ 7,433            $  667
2001............................................................        7,138             6,527               611
2002............................................................        6,243             5,751               492
2003............................................................        5,557             5,211               346
2004............................................................        4,701             4,582               119
Thereafter......................................................       18,721            18,721                 -
                                                                      -------           -------            ------
Total minimum lease payments....................................      $50,460           $48,225            $2,235
                                                                      =======           =======            ======

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

(6) INCOME TAXES

  Income tax expense (benefit) for the years ended December 31 consists of the following (in thousands):

                                                                                 1997    1998    1999
                                                                                ------  ------  ------
Current:
    Federal................................................................     $  54   $  704  $3,018
    State..................................................................       102      310     713
                                                                                -----   ------  ------
                                                                                  156    1,014   3,731
                                                                                -----   ------  ------
Deferred:
    Federal................................................................       (32)   1,249     643
    State..................................................................         -      217     214
                                                                                -----   ------  ------
                                                                                  (32)   1,466     857
                                                                                -----   ------  ------
      Total income taxes...................................................     $ 124   $2,480  $4,588
                                                                                =====   ======  ======

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31 are as follows (in thousands):

                                                                                         1998      1999
                                                                                        -------  --------
Deferred tax assets:
    Operating loss and other carryforwards...........................................   $   91   $    44
    Property and equipment...........................................................      632       620
    Organization and start-up costs..................................................      630       633
    Accrued expenses and other liabilities...........................................      524       801
                                                                                        ------   -------
       Total deferred tax assets.....................................................    1,877     2,098
                                                                                        ------   -------
Deferred tax liabilities:
    Intangibles......................................................................     (389)     (884)
    Other............................................................................     (303)     (254)
                                                                                        ------   -------
       Total deferred tax liabilities.................................................    (692)   (1,138)
                                                                                        ------   -------
       Net deferred tax assets .......................................................  $1,185   $   960
                                                                                        ======   =======

  The net deferred tax assets (liabilities) consisted of the following at December 31 (in thousands):

                                                                1998                       1999
                                                      -------------------------  ------------------------
                                                      Federal   State    Total   Federal   State    Total
                                                      --------  ------  -------  --------  ------  ------
Deferred tax assets:
    Current........................................   $   49   $  16   $   65    $  313   $  84   $   397
    Non-current....................................    1,250     562    1,812     1,274     427     1,701
                                                      ------   -----   ------    ------   -----   -------
       Total deferred tax assets...................    1,299     578    1,877     1,587     511     2,098
                                                      ------   -----   ------    ------   -----   -------

Deferred tax liabilities:
    Current........................................        -       -        -         -       -         -
    Non-current....................................     (497)   (195)    (692)     (928)   (210)   (1,138)
                                                      ------   -----   ------    ------   -----   -------
        Total deferred tax liabilities.............     (497)   (195)    (692)     (928)   (210)   (1,138)
                                                      ------   -----   ------    ------   -----   -------
        Net deferred tax assets....................   $  802   $ 383   $1,185    $  659   $ 301   $   960
                                                      ======   =====   ======    ======   =====   =======

  In 1996, a valuation allowance for deferred tax assets of $3,062,000 was established because, based on the limited operating history of the Company and other available evidence at the time, it was considered more likely than not that the deferred tax assets would not be realized. In 1997, the valuation allowance was reduced by $608,000 to $2,454,000. In 1998, the valuation allowance was reversed due to the Company's taxable earnings and management's assessment that it was more likely than not that the remaining deferred tax assets would be realized through future taxable earnings. The reversal of the valuation allowance attributable to acquired deferred tax assets reduced intangible assets by $2,083,000. The remaining reversal of the valuation allowance provided a tax benefit of $371,000 in the Company's consolidated statement of operations for the year ended December 31, 1998.

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999



  At December 31, 1998 and 1999, the Company had net operating loss carryforwards for state income tax purposes of approximately $1,664,000 and $1,056,000, respectively. The 1999 carryforwards will expire as follows:
$27,000 in 2001, $7,000 in 2002, $204,000 in 2003, $393,000 in 2004, $27,000 in
2008 and $398,000 in 2019.

  The following table reconciles the Federal statutory income tax rate to the Company's effective income tax rate for the years ended December 31:

                                                                      1997      1998     1999
                                                                     ------    -----     -----
Income taxes at Federal statutory rate............................    34.0%    34.0%     35.0%
Differential due to graduated rate................................       -        -      (0.8)
State taxes, net of Federal benefit...............................     4.0      5.5       5.7
Valuation allowance and other changes.............................   (36.6)    (5.0)        -
Intangibles.......................................................     4.8      3.9       2.7
Other permanent differences.......................................     4.2      0.6       0.7
                                                                     ------    -----     -----
   Effective income tax rate......................................    10.4%    39.0%     43.3%
                                                                     ======    =====     =====


(7) DEBT

  Long-term debt and capital lease obligations consist of the following at December 31 (in thousands):

                                                                                           1998        1999
                                                                                         --------    ---------
Revolving line of credit advances, collateralized by substantially all assets of the
 Company, LIBOR-based and prime interest rates ranging from approximately 7.4%
 to 8.5% ...........................................................................     $ 4,300     $33,497
Mortgages payable, secured, interest rates ranging from 8.6% to 10.1% payable in
installments through 2015 ..........................................................         660         586
Note payable, unsecured, interest rate of 8.5% payable in installments, maturing
 in 2004 ...........................................................................          40          35
Subordinated notes payable to stockholders and former owners, bearing interest
 at 7%, maturing through 2006 ......................................................       5,894       7,518
Capital lease obligations ..........................................................         165         115
                                                                                         -------     -------
Total long-term debt and capital lease obligations .................................      11,059      41,751
Less current maturities ............................................................       1,079       1,502
                                                                                         -------     -------
Long-term debt and capital lease obligations, excluding current maturities .........     $ 9,980     $40,249
                                                                                         =======     =======


  Annual maturities of long-term debt and future minimum lease payments under capital leases as of December 31, 1999 are as follows (in thousands):

                                                                                               Long-term        Capital
                                                                                                 Debt            Leases
                                                                                             -------------  ----------------
2000.......................................................................................      $ 1,462              $ 50
2001.......................................................................................       34,935                50
2002.......................................................................................        1,465                31
2003.......................................................................................        1,431                 -
2004.......................................................................................        1,049                 -
Thereafter.................................................................................        1,294                 -
                                                                                                 -------              ----
Total payments.............................................................................      $41,636               131
                                                                                                 =======
Less amounts representing interest.........................................................                             16
                                                                                                                      ----
Total obligations under capital leases.....................................................                           $115
                                                                                                                      ====

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999



  Revolving Line of Credit

  The Company has a $50 million line of credit. The credit facility is being used for general corporate purposes including acquisitions and affiliations. Borrowings under this line of credit bear interest at either prime or LIBOR plus a margin, at the Company's option. The margin for LIBOR loans is based upon the Company's debt coverage ratio and ranges up to 1.625%. In addition, the Company pays a commitment fee of 0.25% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility is secured by a first lien on substantially all of the Company's assets, including a pledge of the stock of the Company's subsidiaries. The Company is also required to comply with certain financial and other covenants. The line of credit matures in December 2001.

(8)  RELATED PARTY TRANSACTIONS

   The Company acquired PDHC, Ltd. ("Park") and Smileage Dental Care, Inc. ("Smileage") in 1996 and Innovative Practice Concepts, Inc. ("IPC") in 1998. As part of the consideration paid pursuant to these acquisitions, the Company issued subordinated promissory notes to the former stockholders of Park, Smileage and IPC in the aggregate principal amount of $2,247,500. Certain former stockholders of Park, Smileage and IPC are current stockholders, director and officers of the Company. The aggregate principal balance outstanding to these stockholders, director and officers of the Company as of December 31, 1998 and 1999 was $565,000 and $474,000, respectively. These notes bear interest at 7% and mature through 2005.

   In connection with the Park, Smileage and IPC transactions, the Company entered into service agreements with three affiliated dental groups owned in part by these certain stockholders, director and officers of the Company. These service agreements are on substantially the same terms and conditions as all of the Company's other service agreements. The aggregate amounts received by subsidiaries of the Company under the service agreements with these dental groups in 1997, 1998 and 1999 were $38,744,000, $49,151,000 and $62,434,000, respectively, of which $29,509,000, $37,558,000 and $48,040,000 were reimbursements for expenses incurred in connection with the operation and administration of the related dental facilities.


(9) STOCKHOLDERS' EQUITY

  Preferred Stock

  The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $0.01 par value. At the closing of the initial public offering, 400,000 shares of Series A Convertible Preferred Stock (which were converted into 2,399,995 shares of Common Stock) and 70,000 shares of Series B Redeemable Preferred Stock (which were redeemed for cash) were restored to the status of undesignated preferred stock available for issuance.

  Preferred Stock may be issued in one or more series as determined by the Board of Directors without further stockholder approval, and the Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of such Preferred Stock, and to fix and determine the variations among series of Preferred Stock. Any new Preferred Stock issued would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation and dissolution. Such Preferred Stock may be subject to repurchase or redemption by the Company. The Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of which, could be used by the Board of Directors in defense of a hostile takeover of the Company. As of December 31, 1998 and 1999, there were no shares of Preferred Stock issued or outstanding.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1997, 1998 and 1999


   Common Stock

  The Company is authorized to issue up to 25,000,000 shares of Common Stock, $0.01 par value, of which 7,436,066 shares were issued and outstanding at December 31, 1998; 7,537,311 shares were issued and 7,107,311 shares were outstanding at December 31, 1999. In January 1996, the Company sold 300,000 shares of its Common Stock, which were subject to certain restrictions, for $500. In connection with this transaction, the Company has recorded compensation expense ratably as the restrictions have lapsed. Compensation expense amounted to $24,884, $24,888 and $24,228 for the years ended December 31, 1997, 1998 and
1999, respectively.

   Initial Public Offering

  During the second quarter of 1998, the Company sold 2,587,500 shares of Common Stock in an initial public offering ("IPO") at $15.00 per share. Net proceeds to the Company after deducting underwriting discounts and commissions and offering expenses totaled approximately $34,596,000.

  Shelf Registration Statement

  The Company has a Shelf Registration Statement on file with the Securities and Exchange Commission covering a total of 750,000 shares of Common Stock to be issued in connection with future dental practice affiliations. As of December 31, 1999, 679,878 shares remain available for issuance under this Shelf Registration Statement.

  Treasury Stock

   On December 16, 1999, the Board of Directors authorized the Company to repurchase up to $5,000,000 of its Common Stock in the open market. Under this plan, the Company had repurchased 430,000 shares of its Common Stock through December 31, 1999 at a cost of $2,956,000.

  Dividend Restriction

  The Company has not paid any cash dividends on its Common Stock and does not plan to pay any cash dividends on its Common Stock in the foreseeable future. Additionally, the terms of the Company's revolving credit facility prohibit it from paying dividends or making other payments with respect to its Common Stock without the lenders' consent.

(10) RESTRICTED STOCK AND STOCK OPTION PLANS

  1999 Restricted Stock Plan

  The Company's 1999 Restricted Stock Plan (the "Restricted Stock Plan") provides for the grant of restricted shares of the Company's Common Stock at a price equal to the par value of such shares ($.01 per share). Restricted shares may be issued to key employees of the Company and shall be subject to such restrictions as the Board of Directors determines, including, but not limited to, time and performance restrictions. The maximum number of restricted shares which may be issued under the Restricted Stock Plan is 25,000, and as of December 31, 1999, there were no shares issued or outstanding under this Plan.

  1996 Stock Option Plan

  The Company's 1996 Stock Option Plan, as amended (the "1996 Plan"), provides for the grant of stock options to key employees. The 1996 Plan permits the granting of options that qualify as incentive stock options and non-qualified options. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the 1996 Plan expire ten years after the date of grant. At December 31, 1999, options for a total of 1,273,246 shares were reserved for issuance and options for 864,372 shares were outstanding under this Plan.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1997, 1998 and 1999



   1996 Time Accelerated Restricted Stock Option Plan

  The Company's 1996 Time Accelerated Restricted Stock Option Plan, as amended ("TARSOP Plan"), provides for the grant of stock options to key employees. Only non-qualified options may be granted pursuant to the TARSOP Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. These options vest at the end of the ninth year, but are subject to accelerated vesting based on achievement of certain performance measures. At December 31, 1999, options for a total of 360,360 shares were reserved for issuance and options for 354,990 shares were outstanding under this Plan. All outstanding options to purchase such shares became exercisable at the completion of the IPO.

   1996 Affiliate Stock Option Plan

  The Company's 1996 Affiliate Stock Option Plan, as amended (the "Affiliate Plan"), provides for the grant of stock options to certain persons associated with the affiliated dental groups. Only non-qualified options may be granted pursuant to the Affiliate Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Affiliate Plan expire ten years after the date of grant. At December 31, 1999, options for a total of 110,000 shares were reserved for issuance and options for 88,986 shares were outstanding under this Plan.

   1996 Directors Stock Option Plan

  The Company's 1996 Directors Stock Option Plan, as amended (the "Directors Plan"), provides for the granting of options to outside directors. Only non-qualified options may be granted pursuant to the Directors Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Directors Plan expire ten years after the date of grant. At December 31, 1999, options for a total of 85,000 shares were reserved for issuance and options for 36,800 shares were outstanding under this Plan.

   Stock Option Activity

  A summary of stock option activity under all the Company's stock option plans for the years ended December 31, 1997, 1998 and 1999 follows:

                                             1997                         1998                        1999
                                   --------------------------  --------------------------  --------------------------
                                                 Weighted                     Weighted                    Weighted
                                               Avg. Exercise                Avg. Exercise               Avg. Exercise
                                    Options        Price        Options        Price        Options         Price
                                   ----------  -------------   ----------   ------------   ----------   -------------

Outstanding at beginning of year     566,670       $ 3.50       1,118,166      $ 8.69       1,205,978       $ 8.92
Granted                              552,096        14.04         101,518       12.01         177,515         7.36
Cancelled                               (600)       14.17         (13,706)      13.42         (38,345)       10.91
                                   ---------       ------       ---------      ------       ---------       ------
Outstanding at end of year         1,118,166       $ 8.69       1,205,978      $ 8.92       1,345,148       $ 8.66
                                   =========       ======       =========      ======       =========       ======
Exercisable at end of year            72,098       $ 6.90         638,573      $ 5.77         813,014       $ 7.12
                                   =========       ======       =========      ======       =========       ======

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1997, 1998 and 1999


The following table summarizes information about stock options outstanding at December 31, 1999:

                                      Options Outstanding                               Options Exercisable
                     -----------------------------------------------------------------------------------------------

                                      Weighted Average
                                         Remaining          Weighted Average
       Range of          Number       Contractual Life          Exercise            Number       Weighted Average
    Exercise Prices    Outstanding       (in years)               Price           Exercisable     Exercise Price
    ---------------    -----------       ----------               -----           -----------     --------------
  $0.33                    352,770          5.3                  $ 0.33             337,770           $ 0.33
  $7.00 - $  8.33          371,065          7.7                  $ 7.87             166,868           $ 8.32
  $8.63 - $13.00           124,247          7.7                  $12.60              48,148           $12.55
  $14.17                   497,066          7.5                  $14.17             260,228           $14.17
                         ---------          ---                  ------             -------           ------
                         1,345,148          7.0                  $ 8.66             813,014           $ 7.12
                         =========          ===                  ======             =======           ======


  The Company accounts for stock options in accordance with APB No. 25, under which no compensation cost has been recognized. Pro forma information regarding net earnings and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1997, 1998 and 1999:

                                                       1997      1998      1999
                                                     --------  --------  --------
Risk-free interest rate.........................        6.7%      5.0%      5.3%
Dividend yield .................................        None      None      None
Volatility factor ..............................        0.00      0.56      0.53
Expected life ..................................     4 years   4 years   4 years

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per share are as follows (in thousands, except per share amounts):

                                                                  1997     1998    1999
                                                                 -------  ------  ------
Net earnings, as reported......................................  $1,070   $3,886  $6,013
Net earnings, pro forma........................................   1,070    3,858   5,905
Earnings (loss) per share, as reported.........................   (0.05)    0.54    0.78
Earnings (loss) per share, pro forma...........................   (0.05)    0.54    0.78
Weighted average fair value of options granted
 during the year................................................      -     3.02    3.45

                         AMERICAN DENTAL PARTNERS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999



(11) EMPLOYEE BENEFIT PLANS

   1997 Employee Stock Purchase Plan

  The 1997 Employee Stock Purchase Plan, as amended (the "Employee Stock Purchase Plan"), enables eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions and is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases occur at the end of option periods, each of six months' duration, except that the first such option period began concurrent with the completion of the IPO and ended on December 31, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan is 85% of the lesser of the value of the Common Stock at the beginning or the end of the option period. Prior to each option period, participants may elect to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. The Employee Stock Purchase Plan imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period. A total of 200,000 shares of Common Stock has been reserved for issuance under the Employee Stock Purchase Plan, of which 50,677 shares were issued in 1999 and 31,773 shares were committed for issuance as of December 31, 1999.

  Under SFAS No. 123, compensation cost would have been recognized for the fair value of the employees' purchase rights. Using the Black-Scholes option valuation model, the weighted average fair value for these purchase rights was estimated at the beginning of each purchase period using the following assumptions: (i) for 1998, risk-free interest rate of 5.6%, expected life of
0.71 years, expected volatility factor of 0.56 and no dividends; (ii) for 1999, weighted average risk-free interest rate of 4.9%, expected life of 0.50, expected volatility factor of 0.63 and no dividends. The weighted average fair value of these purchase rights granted in 1998 and 1999 was $4.82 and $3.48, respectively.

  Retirement Plans

  The Company has a Savings and Retirement Plan (401(k) Plan), adopted October 1, 1996, which is the Company's principal defined contribution retirement plan, which provides for a match of up to 50% of the first 6% of an employee's eligible compensation. Additionally, at December 31, 1999, the Company had 11 other defined contribution retirement plans which were acquired in connection with affiliation transactions. Total plan expense for the years ended December 31, 1997, 1998 and 1999 was $189,000, $423,000 and $682,000, respectively.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1997, 1998 and 1999



(12) EARNINGS PER SHARE

  The following table provides a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the years ended December 31 (in thousands, except per share amounts):

                                                                  1997     1998     1999
                                                                 ------   ------   ------
Basic Earnings (Loss) Per Share:
Net earnings ..................................................  $1,070   $3,886   $6,013
Less:  Dividends on Series A Convertible Preferred Stock.......    (632)    (200)       -
       Dividends on Series B Redeemable Preferred Stock........    (560)    (195)       -
Net earnings (loss) available to common stockholders...........  $ (122)  $3,491   $6,013
                                                                 ======   ======   ======

Weighted average common shares outstanding.....................   2,273    5,907    7,513
                                                                 ======   ======   ======

Net earnings (loss) per share..................................  $(0.05)   $0.59   $ 0.80
                                                                 ======   ======   ======
Diluted Earnings (Loss) Per Share:
Net earnings...................................................  $1,070   $3,886   $6,013
Less:  Dividends on Series A Convertible Preferred Stock.......    (632)       -        -
       Dividends on Series B Redeemable Preferred Stock........    (560)    (195)       -
                                                                 ------   ------   ------
Net earnings (loss) available to common stockholders...........  $ (122)  $3,691   $6,013
                                                                 ======   ======   ======

Weighted average common shares outstanding.....................   2,273    5,907    7,513
Add:  Dilutive effect of options (1)...........................      -       237      232
      Assumed conversion of Series A Convertible
        Preferred Stock (1)(2).................................
                                                                     -       723        -
                                                                 ------   ------   ------
Weighted average common shares as adjusted.....................   2,273    6,867    7,745
                                                                 ======   ======   ======
Net earnings (loss) per share..................................  $(0.05)   $0.54   $ 0.78
                                                                 ======   ======   ======

____________________
(1) The assumed conversion of Series A Convertible Preferred Stock and the dilutive effect of stock options were not included in the calculation of Diluted EPS for the year ended December 31, 1997, as the inclusion of these items would have been antidilutive.
(2) In connection with the IPO, all 400,000 shares of Series A Convertible Preferred Stock were converted into 2,399,995 shares of Common Stock on April 21, 1998. The Diluted EPS calculation for the year ended December 31, 1998 assumes conversion of the Series A Convertible Preferred Stock to Common Stock as of January 1, 1998.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1997, 1998 and 1999



(13)  SELECTED QUARTERLY OPERATING RESULTS (UNAUDITED)

  The following table sets forth summary quarterly results of operations for the Company for the years ended December 31, 1998 and 1999 (in thousands, except per share amounts):

                                                           FIRST       SECOND        THIRD        FOURTH
                                                          QUARTER      QUARTER      QUARTER      QUARTER
                                                          -------      -------      -------      -------
1998
----
Net revenue ........................................      $18,171      $20,217      $22,334      $23,368
Operating expenses .................................       16,963       18,637       20,248       20,791
Earnings from operations ...........................        1,208        1,580        2,086        2,577
Earnings before income taxes .......................          769        1,374        1,893        2,330
Income taxes .......................................          300          536          738          906
Net earnings .......................................      $   469      $   838      $ 1,155      $ 1,424
Net earnings per share:
Basic ..............................................      $  0.06      $  0.12      $  0.16      $  0.19
Diluted ............................................      $  0.06      $  0.11      $  0.15      $  0.19
Weighted average common shares outstanding:
Basic ..............................................        2,429        6,265        7,428        7,436
Diluted ............................................        2,632        7,103        7,660        7,671

1999
----
Net revenue ........................................      $26,234      $28,139      $30,512      $32,467
Operating expenses .................................       23,537       25,137       27,321       28,879
Earnings from operations ...........................        2,697        3,002        3,191        3,588
Earnings before income taxes .......................        2,413        2,607        2,685        2,896
Income taxes .......................................        1,059        1,143        1,127        1,259
Net earnings .......................................      $ 1,354      $ 1,464      $ 1,558      $ 1,637
Net earnings per share:
Basic ..............................................      $  0.18      $  0.19      $  0.21      $  0.22
Diluted ............................................      $  0.18      $  0.19      $  0.20      $  0.21
Weighted average common shares outstanding:
Basic ..............................................        7,471        7,517        7,535        7,528
Diluted ............................................        7,669        7,752        7,797        7,746

================================================================================

  No person has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that the information contained herein is correct as of any date subsequent to the date hereof.

                                ----------------

                                TABLE OF CONTENTS


                                                      Page
                                                      ----
Prospectus Summary.................................     3
Risk Factors.......................................     8
Our Company........................................    13
Dividend Policy....................................    14
Price Range of Common Stock........................    14
Capitalization.....................................    15
Selected Historical Consolidated Financial
Data...............................................    16
Management's Discussion and Analysis of
Financial Condition and Results of
Operations.........................................    18
Business...........................................    25
Management.........................................    35
Certain Transactions...............................    40
Principal Stockholders.............................    41
Description of Capital Stock.......................    42
Description of Subordinated Notes..................    43
Shares Eligible for Future Sale....................    44
Plan of Distribution...............................    45
Validity of Securities.............................    46
Experts............................................    46
Index to Financial Statements......................   F-1

================================================================================

================================================================================


                         AMERICAN DENTAL PARTNERS, INC.



                         750,000 Shares of Common Stock

                                       AND

                    $25,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                          SUBORDINATED PROMISSORY NOTES



                                  ------------

                                   PROSPECTUS

                                  ------------


                                     , 2000



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law, as amended (the
"DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Article 6 of our Amended and Restated By-Laws, a copy of which is filed as
Exhibit 3(b), contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the DGCL. The By-Laws provide for the indemnification of our officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors or by our stockholders or otherwise as provided in Section 6.4 of Article 6 of the By-Laws, that: (i) they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests; (ii) in any action, suit, or proceeding by or in the right of us, they were not, and have not been adjudicated to have been liable to us; and (iii) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 6.3 of Article 6 of the By-Laws provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses actually and reasonably incurred in connection therewith. At present, there are no claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and we do not know of any threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

  Under Section 145 of the Delaware Law and Section 6.7 of the By-Laws, we may purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent, or who, while serving in such capacity, is or was at our request, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145 or the By-Laws. We have purchased a liability policy to indemnify our officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policy.

  Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

  Article Ninth of our Second Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3(a), eliminates personal liability of our directors and our stockholders for monetary damages for breach of fiduciary as a director to the maximum extent permitted by Section 102(b)(7) of the DGCL.

  The underwriting agreement for our initial public offering (a form of which was filed as Exhibit 1 to our initial public offering Registration Statement) provides for indemnification of the Registrant's directors and officers in certain circumstances. The indemnification provided for by the underwriters for our initial public offering is limited to matters arising in connection with this Registration Statement. Reference is made to paragraph eight of this underwriting agreement for information concerning indemnification undertaken among us and the underwriters.

  The above discussion of our Certificate of Incorporation and By-Laws and of
Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-Laws and statutes.


ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

Exhibit
Number                        Exhibit Description
-------                       -------------------

+3(a) Second Amended and Restated Certificate of Incorporation of American Dental Partners, Inc.

+3(b)  Amended and Restated By-laws of American Dental Partners, Inc.

+4(a)  Form of Stock Certificate.

**4(b) Form of Subordinated Promissory Note and Form of Subordination Agreement.

**5    Opinion of Baker & Hostetler LLP.

+10(a) Registration Rights Agreement dated January 8, 1996, among American
       Dental Partners, Inc., Summit Venture IV, L.P., Summit Investors III, L.P., Gregory A. Serrao, and others, as amended by Amendment to Registration Rights Agreement dated November 1, 1996.

(/)=10(b)  American Dental Partners, Inc. Amended and Restated 1996 Stock Option
           Plan, as amended by Amendments No. 1, No. 2, No. 3 and No. 4.

=+10(c) American Dental Partners, Inc. 1996 Time Accelerated Stock Option Plan, as amended by Amendment No. 1.

(/)=10(d)  American Dental Partners, Inc. Amended and Restated 1996 Affiliate
           Stock Option Plan, as amended by Amendments No.1, No. 2 and No. 3.

(/)=10(e)  American Dental Partners, Inc. Amended and Restated 1996 Directors
           Stock Option Plan, as amended by Amendments No. 1, No. 2, No. 3 and No. 4.

=x10(f) American Dental Partners, Inc. 1999 Restricted Stock Plan.

=+10(g) Employment and Non-Competition Agreement dated January 8, 1996, between
       American Dental Partners, Inc. and Gregory A. Serrao.

=~10(h) Employment and Noncompetition Agreement dated October 21, 1998, between
       American Dental Partners, Inc. and Lee S. Feldman.

Exhibit
Number                        Exhibit Description
-------                       -------------------

=+10(i) Employment and Noncompetition Agreement dated November 12, 1996, between
        PDHC, Ltd. and Gregory T. Swenson, D.D.S.

+10(j) Registration Rights Agreement dated November 11, 1996, among American
       Dental Partners, Inc. and certain of its stockholders (the former stockholders of PDHC, Ltd.).

+10(k) Registration Rights Agreement dated December 13, 1996, between American
       Dental Partners, Inc. and Les L. Crane, D.D.S.

+10(l) Registration Rights Agreement dated December 23, 1996, among American
       Dental Partners, Inc. and certain of its stockholders (the former stockholders of Smileage Dental Care, Inc.).

+10(m) Registration Rights Agreement dated March 31, 1997, between American
       Dental Partners, Inc. and Lakeside Dental Group.

+10(n) Registration Rights Agreement dated May 22, 1997, between American Dental
       Partners, Inc. and Abel J. Soster, DMD.

~10(o) Amended and Restated Service Agreement dated January 1, 1999, between
       PDHC, Ltd. and PDG, P.A.

~10(p) Amended and Restated Service Agreement dated January 1, 1999, between
       Smileage Dental Care, Inc. and Wisconsin Dental Group, S.C.

~10(q) Amended and Restated Revolving Credit Agreement dated December 4, 1998, among American Dental Partners, Inc., the Lenders Party Thereto and Fleet National Bank as Agent and BankBoston, N.A. as Co-Agent.

+10(r) Registration Rights Agreement dated July 1, 1997, among American Dental
       Partners, Inc. and John M. Werwie, D.D.S., James F. Ruzicka, D.D.S., and Jon J. Pagenkopf, D.D.S.

+10(s) Registration Rights Agreement dated October 1, 1997, among American
       Dental Partners, Inc. and Karl H. Biewald, D.D.S., J.E. Cutliffe, D.D.S., Timothy J. Montgomery, D.D.S., Curtis R. Dunn, D.D.S., and Christopher S. Hipp, D.D.S.

+10(t) Registration Rights Agreement dated October 1, 1997, among American
       Dental Partners, Inc. and Karl H. Biewald, D.D.S. and Terri M. Lawler.

xx10(u) Asset Purchase Agreement dated September 21, 1999 among American Dental
        Partners, Inc., American Dental Partners of California, Inc., Rouhe, Harris, Douglass, Elias & McEwen, A Professional Dental Corporation, Dental Associates of Riverside, Dental Associates of Moreno Valley, Dental Associates of Corona (collectively, "Sellers"), and the shareholders and partners of Sellers.

++10(v) Asset Purchase Agreement dated June 3, 1998, among American Dental
        Partners, Inc., American Dental Partners of Virginia, Inc., Reston Dental Group, P.C., and the shareholders of Reston Dental Group, P.C.

{}=10(w) American Dental Partners, Inc. 1997 Employee Stock Purchase Plan, as amended by Amendments No. 1 and No. 2.

#10(x) Amended and Restated Asset Purchase Agreement dated February 8, 1999, among American Dental Partners, Inc., Innovative Practice Concepts, Inc., Associated Dental Care Providers, P.C., CIGNA HealthCare of Arizona, Inc. and CIGNA Dental Health, Inc.

=~10(y) Employment and Noncompetition Agreement dated January 1, 1999, between
        American Dental Partners, Inc. and Joseph V. Errante, D.D.S.

*12    Computation of Ratio of Earnings to Fixed Charges.

(/)21  Subsidiaries of American Dental Partners, Inc.

**23(a) Consent of Baker & Hostetler LLP (included in Exhibit 5).

Exhibit
Number                        Exhibit Description
-------                       -------------------

*23(b) Consent of KPMG LLP.

**24 Powers of Attorney for Gregory T. Swenson, D.D.S., Martin J. Mannion, James T. Kelly and Derril W. Reeves.

-----------------
*      Filed herewith.
** Previously filed as an exhibit to our Registration Statement on Form S-4 (Registration No. 333-56941) filed with the Securities and Exchange Commission on June 16, 1998 and incorporated herein by reference.
+ Previously filed as an exhibit to our Registration Statement on Form S-1 (Registration No. 333-39981) and incorporated herein by reference.
++ Previously filed as Exhibit 2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 1998 and incorporated herein by reference.
# Previously filed as Exhibit 2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 1999 and incorporated herein by reference.
~ Previously filed as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 1999 and incorporated herein by reference.
x Previously filed as Exhibit 10(b) to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 1999 and incorporated herein by reference.
xx Previously filed as Exhibit 2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 1999 and incorporated herein by reference.
(/) Previously filed as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2000 and incorporated herein by reference.
{} Previously filed as Exhibit 4(m) to our Registration Statement on Form S-8 (Registration No. 333-34522) filed with the Securities and Exchange Commission on April 11, 2000 and incorporated herein by reference.
=      Management contracts or compensatory plans or arrangements.


  (B) FINANCIAL STATEMENT SCHEDULES

  Not applicable.


ITEM 22.   UNDERTAKINGS

  The undersigned registrant hereby undertakes as follows:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

     (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (3) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) Every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any lability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
  Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by the first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wakefield, Commonwealth of Massachusetts, on the 12th day of April, 2000.


                                  American Dental Partners, Inc.

                                  By: /s/ Gregory A. Serrao
                                     ---------------------------------
                                          Gregory A. Serrao
                        Chairman, President and Chief Executive Officer


  Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                         CAPACITY IN WHICH SIGNED                         DATE
        ---------                         ------------------------                         ----

/s/   Gregory A. Serrao            Chairman, President and Chief Executive Officer     April 12, 2000
---------------------------
GREGORY A. SERRAO                  and Director (principal executive officer)


/s/   Ronald M. Levenson           Senior Vice President, Chief Financial Officer      April 12, 2000
---------------------------
RONALD M. LEVENSON                 and Treasurer (principal financial and
                                   accounting officer)


 Dr. Gregory T. Swenson*           Director                                            April 12, 2000
---------------------------
DR. GREGORY T. SWENSON

   Martin J. Mannion*              Director                                            April 12, 2000
---------------------------
   MARTIN J. MANNION

    James T. Kelly*                Director                                            April 12, 2000
---------------------------
    JAMES T. KELLY

    Derril W. Reeves*              Director                                            April 12, 2000
---------------------------
    DERRIL W. REEVES


* The undersigned, Gregory A. Serrao, by signing his name hereto, does hereby execute this Post-Effective Amendment No. 4 to the Registration Statement on his own behalf personally and on behalf of each of the above-named directors of the Registrant pursuant to the Powers of Attorney executed by such directors and filed with the Securities and Exchange Commission as exhibits to the Registration Statement.


         /s/   Gregory A. Serrao
      -----------------------------
            GREGORY A. SERRAO

                                  EXHIBIT INDEX


Exhibit
Number                        Exhibit Description
-------                       -------------------

+3(a) Second Amended and Restated Certificate of Incorporation of American Dental Partners, Inc.

+3(b)  Amended and Restated By-laws of American Dental Partners, Inc.

+4(a)  Form of Stock Certificate.

**4(b) Form of Subordinated Promissory Note and Form of Subordination Agreement.

**5    Opinion of Baker & Hostetler LLP.

+10(a) Registration Rights Agreement dated January 8, 1996, among American
       Dental Partners, Inc., Summit Venture IV, L.P., Summit Investors III, L.P., Gregory A. Serrao, and others, as amended by Amendment to Registration Rights Agreement dated November 1, 1996.

(/)=10(b)  American Dental Partners, Inc. Amended and Restated 1996 Stock Option
           Plan, as amended by Amendments No. 1, No. 2, No. 3 and No. 4.

=+10(c) American Dental Partners, Inc. 1996 Time Accelerated Stock Option Plan, as amended by Amendment No. 1.

(/)=10(d)  American Dental Partners, Inc. Amended and Restated 1996 Affiliate
           Stock Option Plan, as amended by Amendments No.1, No. 2 and No. 3.

(/)=10(e)  American Dental Partners, Inc. Amended and Restated 1996 Directors
           Stock Option Plan, as amended by Amendments No. 1, No. 2, No. 3 and No. 4.

=x10(f) American Dental Partners, Inc. 1999 Restricted Stock Plan.

=+10(g) Employment and Non-Competition Agreement dated January 8, 1996, between
        American Dental Partners, Inc. and Gregory A. Serrao.

=~10(h) Employment and Noncompetition Agreement dated October 21, 1998, between
        American Dental Partners, Inc. and Lee S. Feldman.

=+10(i) Employment and Noncompetition Agreement dated November 12, 1996, between
        PDHC, Ltd. and Gregory T. Swenson, D.D.S.

+10(j) Registration Rights Agreement dated November 11, 1996, among American
       Dental Partners, Inc. and certain of its stockholders (the former stockholders of PDHC, Ltd.).

+10(k) Registration Rights Agreement dated December 13, 1996, between American
       Dental Partners, Inc. and Les L. Crane, D.D.S.

+10(l) Registration Rights Agreement dated December 23, 1996, among American
       Dental Partners, Inc. and certain of its stockholders (the former stockholders of Smileage Dental Care, Inc.).

+10(m) Registration Rights Agreement dated March 31, 1997, between American
       Dental Partners, Inc. and Lakeside Dental Group.

+10(n) Registration Rights Agreement dated May 22, 1997, between American Dental
       Partners, Inc. and Abel J. Soster, DMD.

~10(o) Amended and Restated Service Agreement dated January 1, 1999, between
       PDHC, Ltd. and PDG, P.A.

~10(p) Amended and Restated Service Agreement dated January 1, 1999, between
       Smileage Dental Care, Inc. and Wisconsin Dental Group, S.C.

~10(q) Amended and Restated Revolving Credit Agreement dated December 4, 1998, among American Dental Partners, Inc., the Lenders Party Thereto and Fleet National Bank as Agent and BankBoston, N.A. as Co-Agent.

+10(r) Registration Rights Agreement dated July 1, 1997, among American Dental
       Partners, Inc. and John M. Werwie, D.D.S., James F. Ruzicka, D.D.S., and Jon J. Pagenkopf, D.D.S.

Exhibit
Number                         Exhibit Description
-------                        -------------------

+10(s) Registration Rights Agreement dated October 1, 1997, among American
       Dental Partners, Inc. and Karl H. Biewald, D.D.S., J.E. Cutliffe, D.D.S., Timothy J. Montgomery, D.D.S., Curtis R. Dunn, D.D.S., and Christopher S. Hipp, D.D.S.

+10(t) Registration Rights Agreement dated October 1, 1997, among American
       Dental Partners, Inc. and Karl H. Biewald, D.D.S. and Terri M. Lawler.

xx10(u) Asset Purchase Agreement dated September 21, 1999 among American Dental
        Partners, Inc., American Dental Partners of California, Inc., Rouhe, Harris, Douglass, Elias & McEwen, A Professional Dental Corporation, Dental Associates of Riverside, Dental Associates of Moreno Valley, Dental Associates of Corona (collectively, "Sellers"), and the shareholders and partners of Sellers.

++10(v) Asset Purchase Agreement dated June 3, 1998, among American Dental
        Partners, Inc., American Dental Partners of Virginia, Inc., Reston Dental Group, P.C., and the shareholders of Reston Dental Group, P.C.

{}=10(w) American Dental Partners, Inc. 1997 Employee Stock Purchase Plan, as amended by Amendments No. 1 and No. 2.

#10(x) Amended and Restated Asset Purchase Agreement dated February 8, 1999, among American Dental Partners, Inc., Innovative Practice Concepts, Inc., Associated Dental Care Providers, P.C., CIGNA HealthCare of Arizona, Inc. and CIGNA Dental Health, Inc.

~=10(y) Employment and Noncompetition Agreement dated January 1, 1999, between
        American Dental Partners, Inc. and Joseph V. Errante, D.D.S.

  *12  Computation of Ratio of Earnings to Fixed Charges.

(/)21  Subsidiaries of American Dental Partners, Inc.

**23(a) Consent of Baker & Hostetler LLP (included in Exhibit 5).

*23(b) Consent of KPMG LLP.

**24 Powers of Attorney for Gregory T. Swenson, D.D.S., Martin J. Mannion, James T. Kelly and Derril W. Reeves.

-------------------
*      Filed herewith.
** Previously filed as an exhibit to our Registration Statement on Form S-4 (Registration No. 333-56941) filed with the Securities and Exchange Commission on June 16, 1998 and incorporated herein by reference.
+ Previously filed as an exhibit to our Registration Statement on Form S-1 (Registration No. 333-39981) and incorporated herein by reference.
++ Previously filed as Exhibit 2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 1998 and incorporated herein by reference.
# Previously filed as Exhibit 2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 1999 and incorporated herein by reference.
~ Previously filed as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 1999 and incorporated herein by reference.
x Previously filed as Exhibit 10(b) to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 1999 and incorporated herein by reference.
xx Previously filed as Exhibit 2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 1999 and incorporated herein by reference.
(/) Previously filed as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2000 and incorporated herein by reference.
{} Previously filed as Exhibit 4(m) to our Registration Statement on Form S-8 (Registration No. 333-34522) filed with the Securities and Exchange Commission on April 11, 2000 and incorporated herein by reference.
=      Management contracts or compensatory plans or arrangements.